Exhibit T3C

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

as the Issuer,

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

as the Parent,

The entities listed on Schedule I hereto

as the Guarantors,

U.S. BANK NATIONAL ASSOCIATION

as Trustee,

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Registrar, Transfer Agent and Paying Agent,

DEUTSCHE BANK AG, LONDON BRANCH

as Polish Security Agent,

and

TMF Trustee Limited

as Security Agent

INDENTURE

Dated as of                     , 2013

$500,000,000 of 6.5% Senior Secured Notes due 2020

i

v

CROSS REFERENCE TABLE

TIA Section	Indenture Section

310 (a)(1)	7.9
(a)(2)	7.9
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.7, 7.9
(c)	N.A.
311 (a)	7.12
(b)	7.12
(c)	N.A.
312 (a)	2.05
(b)	12.19
(c)	12.19
313 (a)	7.13
(b)(1)	7.13, 12.1
(b)(2)	7.13, 12.1
(c)	7.13, 12.1
(d)	7.13
314 (a)	4.14, 4.19, 12.3
(b)	11.1
(c)(1)	12.3
(c)(2)	12.3
(c)(3)	N.A.
(d)	N.A.
(e)	11.1, 11.9
(f)	N.A.
315 (a)	7.1, 7.2
(b)	7.5, 12.1
(c)	6.4
(d)	7.1
(e)	6.15
316 (a)(last sentence)	2.9
(a)(1)(A)	6.8
(a)(1)(B)	6.7
(a)(2)	N.A.
(b)	6.10
(c)	2.9, 2.12
317 (a)(1)	6.11
(a)(2)	6.12
(b)	2.4
318 (a)	12.21
318 (b)	N.A.
318 (c)	12.21

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

INDENTURE, dated as of                 , 2013 among (i) CEDC FINANCE CORPORATION INTERNATIONAL, INC., a company incorporated under the laws of Delaware (the “Issuer”), (ii) CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of Delaware, as a Guarantor (the “Parent”), (iii) the entities listed on Schedule I hereto (as “Initial Guarantors”), (iv) U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), (v) DEUTSCHE BANK TRUST COMPANY AMERICAS (as, “Paying Agent”, “Registrar” and “Transfer Agent”), (vii) DEUTSCHE BANK AG, London Branch (as “Polish Security Agent”) and (viii) TMF TRUSTEE LIMITED (as “Security Agent”).

The Issuer has duly authorized the execution and delivery of this indenture (this “Indenture”) to provide for the creation and issuance of its (i) $500,000,000 6.5% Senior Secured Notes due 2020 (the “Original Notes”) issued on the date hereof and (ii) Additional Notes (as defined herein) that may be issued from time to time subsequent to the Issue Date (all such notes referred to in clauses (i) and (ii) being referred to collectively as the “Notes”); and, to provide therefor, the Issuer, the Parent and each of the other Guarantors have duly authorized the execution and delivery of this Indenture. Except as otherwise provided herein, $500,000,000 in aggregate principal amount of Notes shall be initially issued on the date hereof.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions. For purposes of this Indenture, unless otherwise specifically indicated herein, the term “consolidated”, with respect to any Person, refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. As used in this Indenture, the following terms shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into, all or substantially all of its assets are transferred to, or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, consolidating, amalgamating or otherwise combining with or into, transferring assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person existing at the time such asset is acquired,

provided that Indebtedness which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such asset acquisition or the transactions by which such Person is merged or consolidated with or into the Parent or any Restricted Subsidiary transferring assets to, or becomes a Restricted Subsidiary shall not constitute Acquired Debt.

“Additional Notes” means any additional principal amounts of Notes issued from time to time under the terms of this Indenture after the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition: (i) the terms “controlling,” “controlled by” and “under common control with” have correlative meanings; and (ii) “Affiliate” shall include funds advised by the specified Person.

“Affiliate Transaction” has the meaning set forth in Section 4.13 (Limitation on Transactions with Affiliates).

“Agent” means the Paying Agent, each Authenticating Agent, each Transfer Agent, the Registrar, the Security Agent, the Polish Security Agent and their respective successors, and “Agents” means all of them.

“Agent Members” has the meaning set forth in Section 2.15 (Certain Matters Relating to Global Notes).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the relevant Clearing System that apply to such transfer or exchange.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole or of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.16 (Change of Control) and/or the provisions of Section 4.20 (Merger, Consolidation or Sale of Assets) and not by the provisions of Section 4.12 (Asset Sales); and

(2)	the issuance of Equity Interests in any of the Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer or other disposition of assets between or among the Parent and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to a Restricted Subsidiary of the Parent;

(4)	any sale or other disposition of inventory or of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	any Restricted Payment that does not violate Section 4.4 (Limitation on Restricted Payments) or a Permitted Investment;

(7)	dispositions by the Parent or any of its Restricted Subsidiaries in connection with the waiver, compromise, settlement, release or surrender of any right, claim or receivable in the ordinary course of business or in bankruptcy or similar proceedings;

(8)	the sale or other disposition of assets received by the Parent or any of its Restricted Subsidiaries in connection with the waiver, compromise, settlement, release or surrender of any right or claim of the Parent or any of its Restricted Subsidiaries, provided, however that the net cash proceeds of such sale or disposition are applied in accordance with Section 4.12 (Asset Sales);

(9)	dispositions in connection with Permitted Liens;

(10)	the licensing or sublicensing of intellectual property or other intangibles and licenses, leases or subleases of other property that do not interfere in any material respect with the business of the Parent or any of its Restricted Subsidiaries;

(11)	foreclosure, condemnation or similar action with respect to any property or other assets;

(12)	a disposition pursuant to the terms of a binding agreement in effect on the Issue Date or in effect at the time a Person becomes a Restricted Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, in each case, as amended, supplemented or otherwise modified after the Issue Date to the extent such modification with respect to such asset disposition is not materially less favorable to the Holders than the relevant agreement referred to in this clause (12);

(13)	the sale, lease, conveyance or other disposition of equipment, inventory, property or other assets in the ordinary course of business; and

(14)	the lease, assignment or sublease of any real or personal property in the ordinary course of business.

“Asset Sale Offer” shall have the meaning set forth in Section 4.12 (Asset Sales).

“Asset Sale Offer Amount” shall have the meaning set forth in Section 4.12 (Asset Sales).

“Asset Sale Offer Period” shall have the meaning set forth in Section 4.12 (Asset Sales).

“Asset Sale Purchase Date” shall have the meaning set forth in Section 4.12 (Asset Sales).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authenticating Agent” shall have the meaning set forth in Section 2.2.

“Bankruptcy Custodian” means any receiver, manager, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11, United States Code or any similar federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

Unless otherwise stated herein, all references to the “Board of Directors” shall be to the Board of Directors of the Parent.

“Book Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book entry form by a Depositary.

“Borrowing Base” means an amount equal to 70% of the sum of: (a) the net book value of the accounts receivable of the Parent and its Restricted Subsidiaries; and (b) the Inventory of the Parent and its Restricted Subsidiaries (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Parent are publicly available, it being understood that the accounts receivable and inventory of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means any day that is not a Saturday or Sunday or other day on which banks and financial institutions in London, New York, or the jurisdiction of the exchange on which the Notes will be listed are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP (as in effect on the Issue Date for purposes of determining whether a lease is a Capital Lease Obligation), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Debt” means debt securities substantially similar to the Notes, other than with respect to interest, maturity and redemption provisions.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any state thereof, any European Union Member State (provided that the full faith and credit of the United States or such European Union Member State is pledged in support of those securities) in each case denominated in U.S. dollars, pounds sterling or euros and having maturities of not more than one year from the date of acquisition;

(2)	certificates of deposit, time deposits and other bank deposits in U.S. dollars, pounds sterling or euro with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank or trust company which is organized under the laws of a European Union Member State or the United States of America or any other state thereof or, in the case of any Restricted Subsidiary any such Investment in the direct obligations of any state or country in which such Restricted Subsidiary is organized or has operations; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(3)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(5)	money market funds (i) denominated in U.S. dollar, euro or pound sterling that are rated “A3” or higher by Moody’s or “AAA” or higher by S&P; or (ii) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“CEDC FinCo Exchange Offer” means the offer of Original Notes in exchange for Existing Notes pursuant to Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization of Central European Distribution Corporation and CEDC Finance Corporation International, Inc. dated February 25, 2013;

“Change of Control” means the occurrence of any of the following:

(1)	the Parent consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Parent is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation; and/or (2) cash, securities or other property in any amount which could be paid by the Parent as a Restricted Payment under this Indenture; (ii) the Beneficial Owners of the Voting Stock of the Parent immediately before such transaction own, directly or indirectly, immediately after such transaction, at least a majority of the voting power of all Voting Stock of the surviving or transferee corporation or its parent corporation immediately after such transaction, as applicable; and (iii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such surviving or transferee corporation or its parent corporation, as applicable, or has, directly or indirectly, the right to elect or designate a majority of the board of directors of the surviving or transferee corporation or its parent corporation, as applicable;

(2)	the consummation of any transaction, whether as a result of the issuance of securities of the Parent, any merger or consolidation, purchase or otherwise, the result of which is that any “person” or “group” of related persons (within the meaning of Sections 13(d) or 14(d) of the Exchange Act but excluding any Person that was a wholly owned Subsidiary of the Parent prior to such transaction) has become, directly or indirectly, the Beneficial Owner of more than 50% of the voting power of the Voting Stock of the Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent convertible into or exercisable for Voting Stock of the Parent (whether or not such securities are then currently convertible or exercisable);

(3)	the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(4)	the adoption by the shareholders of the Parent of a plan for the liquidation or dissolution of the Parent.

“Change of Control Offer” has the meaning set forth in Section 4.16 (Change of Control).

“Change of Control Payment” shall have the meaning set forth in Section 4.16 (Change of Control).

“Change of Control Payment Date” shall have the meaning set forth in Section 4.16 (Change of Control).

“Clearing System” means DTC, or its successor, acting directly, or through a custodian, nominee or depositary.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the property and assets securing the Notes and/or the Guarantees as such may be amended, modified, restated, supplemented or replaced from time to time.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	the amount of minority interest expense deducted in calculating Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Parent will be added to Consolidated Net Income to compute Consolidated EBITDA of the Parent only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Parent by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders (but only to the extent that the foregoing restricts the ability of the Parent to procure that an amount of cash equal to the amount of such Net Income for such period is transferable to the Parent or any Restricted Subsidiary of the Parent).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	solely for purposes of determining the amount available for Restricted Payments, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, but only to the extent that the foregoing restricts the ability of the Parent to procure that an amount of cash equal to the amount of such Net Income for such period is transferable to the Parent or any Restricted Subsidiary of the Parent;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5)	any currency translation gains and losses related to currency re-measurements of Indebtedness, any net loss or gain resulting from hedging transactions for currency exchange risk will be excluded, and any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1, Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement) will be excluded;

(6)	any expenses, charges or other costs related to the offering of the Notes (including amortization of any such expenses, charges or other costs that have been capitalized and any other expenses or costs relating to the CEDC FinCo Exchange offer or Plan of Reorganization) and any other issuance of Equity Interests of the Parent or debt financing will be excluded;

(7)	any adjustments to the initial purchase price allocation for acquisitions done after the initial assessment period to the extent such items were included in Consolidated Net Income will be excluded;

(8)	any gain or loss realized upon the sale or other disposition of any asset which is not sold or otherwise disposed of in the ordinary course of business will be excluded;

(9)	any item classified as a restructuring, direct acquisition related expense, extraordinary or other non-operating gain or loss, including the costs of and accounting for, financial instruments and any loss, charge, cost, expense or reserve in respect of any restructuring including the CEDC FinCo Exchange Offer or any plan of reorganization, including any costs and expenses relating to legal, financial and other advisors, auditors and accountants, printer fees and expenses and any transaction (including any financing or disposition) or litigation related thereto) will be excluded;

(10)	any impairment loss relating to goodwill or other intangible assets will be excluded;

(11)	any premium, penalty, or fee paid in relation to any repayment, prepayment, redemption or purchase of debt will be excluded;

(12)	any noncash compensation charge or expense arising from any grant of stock, stock options or other equity based awards; and

(13)	any capitalized, accrued or accrediting or pay-in-kind interest on Subordinated Shareholder Funding.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (i) the Consolidated Senior Secured Leverage of such Person and its consolidated subsidiaries (or, in the case of the Parent, its Restricted Subsidiaries) as of such date, to (ii) the aggregate amount of Consolidated EBITDA of such Person for the period as of the most recent four fiscal quarters ending prior to such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Copecresto Subsidiaries” means Copecresto Enterprises Limited, Lugano Holdings Limited, Latchey Limited, OOO Parliament Production, OOO Parliament Distribution and Ardy Investments Limited.

“Covenant Defeasance” has the meaning set forth in Section 8.3 (Covenant Defeasance).

“Credit Facilities” means one or more debt facilities or commercial paper facilities or credit facility documentation, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale or factoring of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bank guarantees or letters of credit or overdrafts, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced, increased or extended in whole or in part from time to time, and whether or not with the original arranging agent, administrative agent and lenders or another arranging or administrative agent or agents or other banks or other institutional lenders and whether provided under any existing credit facility or one or more other credit agreements or financing agreements (without limitation as to amount outstanding or committed, or the maturity, terms, conditions, covenants, or other provisions thereof or parties thereto) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).

“Custodian” means in the case of any Global Note held through DTC, the Registrar, as custodian for DTC with respect to such Global Note.

“Cyprus Guarantors” means, collectively, WHL Holdings Limited, Tisifoni Wines & Spirits Limited, Global Wines & Spirits Holdings Limited, Jelegat Holdings Limited and Pasalba Ltd.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means any definitive Note issued in accordance with Section 2.6(b)(3) (Transfer and Exchange of Global Notes) registered in the Register, substantially in the form attached as Exhibit A hereto.

“Depositary” means, with respect to any Global Note, the Person specified in Section 2.3 hereof as the Depositary with respect to such Global Note, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interests, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Parent to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provided that the Parent may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 4.4 (Limitation on Restricted Payments). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“dollar”, “U.S. dollar” or “$” means the currency of the United States of America.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any primary public or private offering of Equity Interests (other than Disqualified Stock) of the Parent.

“euro” or “€” means the single currency of the participating European Union Member States.

“European Union Member State” means any country that is a member state of the European Union as of the Issue Date, but not including any country which becomes a member of the European Union after the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Guarantees” means those Guarantees of the Existing Notes.

“Existing Indebtedness” means Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under any Credit Facilities or under the Notes) in existence on the Issue Date and until such amounts are repaid, including any Indebtedness under the Existing Notes and the Existing Notes Guarantees which remain outstanding following the CEDC FinCo Exchange Offer.

“Existing Notes” means the euro denominated senior secured notes and the U.S. dollar denominated senior secured notes issued under the indenture, dated December 2, 2009, among, inter alia, the Issuer, the Parent, the guarantors named therein, Deutsche Trustee Company Limited, as such indenture has been amended and supplemented.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to a willing seller in an arm’s-length transaction not involving distress or necessity of either party. Unless otherwise provided in this Indenture, a determination in good faith by the Board of Directors of the Parent as to Fair Market Value shall be conclusive.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X under the Securities Act, and will be as determined in good faith by a responsible financial or accounting Officer of the Parent, provided that such adjustments are set forth in an Officers’ Certificate signed by such Officer which states: (i) the amount of such adjustment or adjustments; (ii) that such adjustment or adjustments is based on the reasonable good faith beliefs of such Officer at the time of such execution; and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Indenture. In addition, for purposes of this definition, in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness on such date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Stock) or to the Parent or a Restricted Subsidiary of the Parent; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP. This definition includes “grossed up” preferred dividends as Fixed Charges; plus

(5)	any expenses, charges or other costs related to the offering of the Notes (or any amortization thereof) and included in such period in computing Fixed Charges; minus

(6)	any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1— Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).

“GAAP” means generally accepted accounting principles applicable in the United States as in effect from time to time.

“Global Notes” has the meaning set forth in Section 2.1 (Form and Dating).

“Government Securities” means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by the government of the United States or any European Union Member State, the payment of which is secured by the full faith and credit of the United States or the applicable European Union Member State, as the case may be.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Initial Guarantors; and

(2)	any other Subsidiary of the Parent that issues a Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity or raw materials prices.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Registrar under this Indenture.

“Indebtedness” means, with respect to any specified Person (in each case, excluding accrued expenses and trade payables and without double-counting):

(1)	the principal amount of indebtedness of such Person for borrowed money;

(2)	the principal component of obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3)	the principal component of obligations of such Person in respect of banker’s acceptances and letters of credit (other than obligations with respect to letters of credit entered into in the ordinary course of business of such Person to the extent such letters are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than within 20 Business Days following payment on the letter of credit);

(4)	Capital Lease Obligations or Attributable Debt;

(5)	the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired;

(6)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination; and (b) the amount of such Indebtedness of such other Persons;

(7)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; or

(8)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. Indebtedness shall not include Subordinate Shareholder Funding.

“Indirect Participant” means a Person who holds a Book Entry Interest in a Global Note through a Participant.

“Initial Guarantors” means each of:

(1)	the Parent and CEDC Finance Corporation, LLC;

(2)	CEDC International Sp. z o.o, and PWW Sp. z o.o.;

(3)	Bols Hungary Kft.;

(4)	Bravo Premium LLC, JSC Distillery Topaz, JSC “Russian Alcohol Group”, Limited Liability Company “The Trading House Russian Alcohol”, Sibirsky LVZ, OOO First Tula Distillery and Mid-Russian Distilleries, OOO Glavspirttrest, Russian Alcohol Finance Limited;

(5)	Lion/Rally Lux 1 S.A., Lion/Rally Lux 2 S.à r.l. and Lion/Rally Lux 3 S.à r.l.; and

(6)	Jelegat Holdings Limited and Pasalba Ltd.; and

“Intellectual Property Rights” means: [(i) the trademarks related to the Soplica brand owned by CEDC International sp. z o.o. and registered in Poland as of the Issue Date and registered in the European Union under trademark numbers 004575304 and 003801362].

“Intercompany Borrowers” means CEDC International sp. z.o.o. and Jelegat Holdings Limited.

“Intercompany Loans” means one or more loans between the Intercompany Borrowers, as borrowers, and the Issuer, as lender, of the proceeds received by the Issuer from the issuance of the Existing Notes[, as such loans will be amended and restated on the Issue Date such that the principal amount, interest rate and maturity will correspond to the Notes and any Existing Notes that will remain outstanding following the CEDC FinCo Exchange Offer.] After the consummation of the CEDC FinCo Exchange Offer, it is expected that a portion of the Intercompany Loans will be cancelled and/or exchanged for equity of the applicable Intercompany Borrower, such that the aggregate principal amount of the remaining Intercompany Loans reflects the aggregate principal amount of the Notes and any Existing Notes that remain outstanding following the CEDC FinCo Exchange Offer. In addition, it is expected that the terms of the remaining Intercompany Loans (e.g., interest rate and maturity) will be amended to reflect those of the Notes and any Existing Notes that remain outstanding following the CEDC FinCo Exchange Offer.

“Intra-Group Liabilities” means any amounts owed by the Luxembourg Guarantor to its direct and indirect holding companies and the subsidiaries thereof that are not Luxembourg On-Loans.

“Inventory” means inventory, as determined in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent’s Investments in such

Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.4 (Limitation on Restricted Payments). The acquisition by the Parent or any Restricted Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.4 (Limitation on Restricted Payments). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means [                                        ].

“Issuer Order” means a written order or request signed in the name of a Guarantor or the Issuer by an Officer or a member of the Board of Directors.

“Issuer Permitted Liens” means:

(1)	Liens relating to bank deposits or to secure the performance of statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

(2)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or thereafter can be paid without penalty or that are being contrasted in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(3)	Liens created for the benefit of or to secure the Notes or any Note Guarantee or any other Capital Markets Debt;

(4)	Permitted Collateral Liens, provided that such Permitted Collateral Liens secure the Notes on a senior or pari passu basis; and 17

(5)	Liens granted to the Trustee or other agent for its compensation and indemnities pursuant to this Indenture or any Security Document (or to any trustee or other agent in respect of other Capital Markets Debt pursuant to any indenture or security document relating thereto).

“Legal Defeasance” has the meaning set forth in Section 8.2 (Legal Defeasance and Discharge).

“Legend” means the legend initially set forth on the Notes in the form set forth in Section 2.6(h) (Legends) hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Luxembourg Guarantors” means, collectively, Lion/Rally Lux 1 S.A., Lion/Rally Lux 2 S.à r.l. and Lion/Rally Lux 3 S.à r.l.

“Luxembourg On-Loans” means the aggregate of all amounts borrowed under this Indenture, which have been on-lent to the relevant Luxembourg Guarantor and/or its direct and indirect subsidiaries and which remains due and payable or have not been repaid by such Luxembourg Guarantor and/or its Subsidiaries.

“Maturity Date” means April 30, 2020.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale by such Person or any of its Restricted Subsidiaries; (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or (c) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, as and when the same is received), net of the direct costs relating to such Asset Sale and disposition of non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale and disposition of non-cash consideration, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than amounts applied to repayment of Indebtedness pursuant to Section 4.12(b) (Asset Sales), and any reserve for adjustment in respect of the sale of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; provided, however, that the Equity Interests of such Unrestricted Subsidiary may be pledged or otherwise subject to security arrangements to secure Indebtedness of such Unrestricted Subsidiary; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Notes” has the meaning set forth in Section 2.1 (Form and Dating).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, Consent Solicitation and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated February 21, 2013, relating to the Notes.

“Office” means the designated office of the Trustee at which at any time its business shall be administered, which office at the date hereof is located at 800 Nicollet Mall, Minneapolis, Minnesota, 55402, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Officer” means, with respect to any Person, any managing director or director, any supervisory or managing board member, chairman, chief executive officer, chief financial officer, chief operating officer, chief accounting officer, any president, vice president, treasurer or secretary or person in any equivalent position.

“Officers’ Certificate” means a certificate signed by any Officer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, which meets the requirements of Section 12.3 (Statements Required in Certificate or Opinion) hereof and any other relevant provisions of this Indenture. The counsel may be an employee of or counsel to the Parent, any Subsidiary of the Parent or the Trustee.

“Participant” means a Person who has an account with DTC.

“Paying Agent” has the meaning set forth in Section 2.3 (Paying Agent, Registrar and Transfer Agent).

“Payor” shall mean the Issuer, a Guarantor or a successor of any thereof.

“Permitted Business” means (i) the production and bottling of vodka and other alcoholic beverages and sales thereof; (ii) the importing, exporting, transportation, distribution and sale of beverages (including alcoholic beverages), cigars and cigarettes and other consumer goods; (iii) any other business in which the Parent or any of its Restricted Subsidiaries or RAG Holdco or

any of its Subsidiaries is engaged in on the Issue Date; and (iv) any activity or business that is a reasonable extension or expansion of, or reasonably related to, the businesses described in the preceding clauses (i), (ii) and (iii).

“Permitted Collateral Liens” means:

(1)	Liens securing (i) the Notes issued on the Issue Date, (ii) any other Indebtedness incurred under any Credit Facilities or in the form of Additional Notes or Capital Markets Debt permitted to be incurred under this Indenture, provided that, after giving effect to the issuance of any such Indebtedness described under this clause (ii), the Consolidated Senior Secured Leverage Ratio is less than 3.50:1.00 on the date of incurrence and provided further that the Collateral securing such Indebtedness secures the Notes on a senior or pari passu basis and the Guarantees of Notes (including Additional Notes);

(2)	Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to clause (1)(x) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock) and Hedging Obligations related thereto permitted to be incurred pursuant to clause (9) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock);

(3)	Liens existing on the Issue Date, including Liens securing the Existing Notes and Existing Guarantees which will remain outstanding following the CEDC FinCo Exchange Offer or any Liens with respect to Existing Notes and Existing Guarantees tendered in the CEDC FinCo Exchange Offer which are in the process of being released following the CEDC FinCo Exchange Offer;

(4)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (3) and clause below; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets;

(5)	Liens described in clauses (4), (5), (6), (9), (10), (11), (14), (23), (24), (27) and (28) of the definition of Permitted Liens;

(6)	Liens securing Indebtedness Incurred to refinance Indebtedness that has been secured by a Permitted Collateral Lien, provided that (i) any such Lien will not extend to or cover any assets not securing the Indebtedness so refinanced; and (ii) the Indebtedness so refinanced will have been permitted to be incurred pursuant to Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock); and

(7)	Liens incurred in the ordinary course of business of the Parent or any Restricted Subsidiary with respect to obligations that in total do not exceed $10.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business).

“Permitted Investments” means:

(1)	any Investment in the Parent or in a Restricted Subsidiary;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Parent ; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from: (a) an Asset Sale that was made pursuant to and in compliance with Section 4.12 (Asset Sales); or (b) any other disposition of property or assets or the issuance or sale of Equity Interests not constituting an Asset Sale;

(5)	any Investment to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6)	any Investments received in compromise, satisfaction or resolution of: (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person; or (b) judgments, Liens or security interests, litigation, arbitration or other disputes or pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees of the Parent or any Restricted Subsidiary in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9)	Investments in the Notes and the Guarantees;

(10)	Investments existing on the Issue Date (including Investments pursuant to a contractual commitment in existence on the Issue Date) and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(11)	any Investment to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any Restricted Subsidiary;

(12)	any Investment held by a Person that becomes a Restricted Subsidiary, provided that such Investment was not acquired in contemplation of the acquisition of such Person (or in respect of which a binding commitment to make such Investment exists on the date such Person becomes a Restricted Subsidiary) and any extension, modification or renewal of such Investment or commitment; and

(13)	any other Investment which, when taken together with all other Investments pursuant to this clause (13) and then outstanding, will not exceed the greater of (i) 3.0% of the total assets of the Parent and its Restricted Subsidiaries; and (ii) $90 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)	Liens on Inventory, accounts receivable, bank accounts, plant, property and equipment, in each case not constituting collateral and securing Indebtedness incurred under Credit Facilities permitted under clause (1) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock);

(2)	Liens in favor of the Parent or the Guarantors;

(3)	Liens securing Indebtedness permitted to be incurred pursuant to clause (13) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock);

(4)	Liens on property of a Person existing at the time such Person is merged, consolidated, amalgamated or otherwise combined with or into the Parent or any Restricted Subsidiary of the Parent; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, amalgamation or other business combination, were not incurred in contemplation of such merger, consolidation, amalgamation or other business combination, and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or the Restricted Subsidiary, and any modifications, replacements, refinancings, renewals or extensions thereof; provided that to the extent such Lien is modified, replaced, renewed, extended or refinanced in connection with any refinancing of the obligations secured by such Liens (if such obligations constitute Indebtedness) the Indebtedness being refinanced is permitted under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) and the Liens so modified, replaced, renewed, extended or refinanced shall not extend in any material respect to any additional property or assets;

(5)

Liens on property (including Capital Stock) existing at the time of acquisition of the property (or in the case of an acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary of the Parent, Liens on property (including Capital Stock) owned by such Person existing at the time of acquisition of such Person’s Capital Stock) by the Parent or any Restricted Subsidiary of the Parent; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition, and any modifications, replacements, refinancings, renewals or extensions thereof; provided that to the extent such Lien is modified, replaced, renewed, extended or refinanced in connection any refinancing of the obligations secured by such Liens (if such obligations constitute Indebtedness), the Indebtedness being refinanced is permitted under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) and the Liens so modified, replaced, renewed, extended or refinanced shall not extend in any material respect to any additional property or assets;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock) covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the Issue Date, and any modifications, replacements, refinancings, renewals or extensions thereof; provided that to the extent such Lien is modified, replaced, renewed, extended or refinanced in connection with any refinancing of the obligations secured by such Liens (if such obligations constitute Indebtedness), the Indebtedness being refinanced is permitted under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) and the Liens so modified, replaced, renewed, extended or refinanced shall not extend in any material respect to any additional property or assets;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings instituted within a reasonable period of time and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(12)	Permitted Collateral Liens;

(13)	Liens securing Hedging Obligations permitted to be incurred by clause (9) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock);

(14)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17)	Liens on assets of a Restricted Subsidiary of the Parent that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(18)	leases, subleases, licenses and sublicenses granted to others in the ordinary course of business of the Parent and its Restricted Subsidiaries;

(19)	banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(20)	Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and the Restricted Subsidiaries in the ordinary course of business;

(21)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the agreements pursuant to which such Lien arose, could have secured) the Indebtedness being refinanced (plus improvements and accessions to, such property or proceeds or distributions thereof);

(22)	Liens on the funds or securities deposited for the purpose of defeasing or redeeming any Indebtedness on or prior to its maturity date, to the extent such defeasance or redemption is permitted under this Indenture;

(23)	Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, other types of social security and other types of related statutory obligations;

(24)	rights of set-off under contracts that do not relate to Indebtedness for borrowed money;

(25)	Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26)	Liens resulting from escrow arrangements unrelated to Indebtedness for borrowed money entered into in connection with a disposition of assets and from escrow arrangements in relation to the Lion Payment;

(27)	any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller;

(28)	Liens arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs;

(29)	Liens on and pledges of Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(30)	Liens on the assets or property of a Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary owing to and held by the Parent, any other Guarantor or the Issuer;

(31)	Liens incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(32)	Liens on assets or property of the Copecresto Subsidiaries securing Indebtedness consisting of local lines of credit or working capital facilities.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge (“refinance”) other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	if the Indebtedness refinanced is contractually subordinated to the Notes or the Guarantees such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Guarantees on terms not materially less favorable to the Holders of Notes or the Guarantees as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Parent or by the Restricted Subsidiary who is a borrower on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Polish Collateral” means (i) pledges of shares in Polish Guarantors; (ii) pledges of rights under Specified Bank Accounts of the Polish Guarantors; (iii) mortgages over certain real property and fixtures of CEDC International sp. z.o.o.; (iv) security over certain intellectual property rights owned by CEDC International sp. z.o.o. (related to the Soplica brand and registered in Poland and the European Union); and (v) subject to Section 11.14 any other Collateral established or granted in connection with this Indenture, securing the Notes, the Parallel Obligations and the Guarantees, governed in principle by Polish law (as determined in good faith by the Parent) and subject to any increase, amendment, modification, restatement, supplementation or replacement from time to time.

“Polish Security Agent” means Deutsche Bank AG, London Branch (or, if applicable, such other person as may from time to time hold the whole or any part of the security granted with respect to the Polish Collateral under the Security Documents) as Polish Security Agent under the Security Documents.

“Principal Paying Agent” has the meaning set forth in Section 2.3 (Paying Agent, Registrar and Transfer Agent).

“Proceeds Loan” means the loan between Jelegat Holdings Limited, as borrower, and the Issuer, as lender, made out of the proceeds of the issuance of the Existing Notes, as such loan will be amended on the Issue Date to reflect the issuance of the Notes and the cancellation of Existing Notes tendered in the CEDC FinCo Exchange Offer.

“RAG Guarantors” means the Russian Alcohol Guarantors, the Luxembourg Guarantors, Pasalba Limited, and OOO Glavspirttirest

“RAG Intercompany Borrowers” means the borrowers under the RAG On-Loans.

“RAG On-Loans” means the loans between the Russian Alcohol Guarantors, as borrowers, and Russian Alcohol Finance Limited, as lender, made out of the proceeds of an Intercompany Loan.

“RAG Security Documents” means each of the documents entered into by the RAG Intercompany Borrowers creating or evidencing a Lien on property or assets of each of the RAG Intercompany Borrowers for the benefit of Russian Alcohol Finance Limited and any related intercreditor agreement, in each case as amended, modified, restated, supplemented or replaced from time to time.

“RAG Transaction Documents” means the RAG On-Loans and the RAG Security Documents.

“RAG Vendor Loan Notes” means the series A Unsecured Subordinated Loan Notes issued by Lion/Rally Lux 2 prior to the Issue Date (and related payment in-kind notes).

“Record Date” means the Record Dates specified in the Notes.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and Paragraph 7 (Optional Redemption) of any such Note.

“Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and Paragraph 7 (Optional Redemption) of any such Note.

“Registrar” has the meaning set forth in Section 2.3 (Paying Agent, Registrar and Transfer Agent).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Russian Alcohol Finance Limited” means a Cyprus corporation currently named Jelegat Holdings Limited.

“Russian Alcohol Guarantors” means Bravo Premium LLC, JSC Distillery Topaz, JSC “Russian Alcohol Group”, Limited Liability Company “The Trading House Russian Alcohol”, Sibirsky LVZ, OOO First Tula Distillery and Mid-Russian Distilleries.

“Russian Guarantors” means, collectively, OOO Glavspirttirest, the Russian Alcohol Guarantors and the Whitehall Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act. “Secured Parties” means the Trustee, the Agents and the Holders.

“Securities Act” means the U.S. Securities Act of 1933.

“Security Agent” means TMF Trustee Limited (or, if applicable, such other person as may from time to time hold the whole or any part of the security granted under the Security Documents with respect to the Collateral (other than the Polish Collateral)) as Security Agent under the Security Documents.

“Security Documents” means each of the documents entered into by the Parent or any of its Restricted Subsidiaries creating or evidencing a Lien on property or assets of the Parent or any Restricted Subsidiary for the benefit of the Holders and the Trustee and any intercreditor agreement, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness for borrowed money that is secured by a Lien.

“Share Capital” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Share Capital, whether or not such debt securities include any right of participation with Share Capital.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Bank Account” means any bank account of the relevant Guarantor or the Issuer having at least $10.0 million (or, if in a currency other than U.S. dollars, the U.S. dollar equivalent thereof) in deposits, measured as of the Issue Date, and thereafter as of the last day of each fiscal quarter after the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled and required to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinate Shareholder Funding” means collectively, any funds provided to the Parent by (or any other debt obligations of the Issuer for borrowed money owed to), any Affiliate of the Parent, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security or instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinate Shareholder Funding, provided, that such Subordinate Shareholder Funding:

(a) does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Capital Stock (other than Disqualified Stock) of the Parent or for any other security or instrument meeting the requirements of the definition);

(b) does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(c) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case prior to the first anniversary of the maturity of the Notes;

(d) is not secured by a Lien on any assets of the Parent or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Parent;

(e) is subordinated in right of payment to the prior payment in full of the Notes in the event of any Default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the issuer and other restrictions, on payment and enforcement;

(f) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture;

(g) does not (including upon the happening of an event) constitute Voting Stock; and

(h) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at this option of the holder thereof); in whole or in part, prior to the date on which the Notes mature, other than into or for Capital Stock (other than Disqualified Stock) of the Parent.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax” or “Taxes” means any tax, contribution, special contribution or defense, impost, withholding, levy or charge in the nature of tax in any jurisdiction together with any interest, penalty, or addition thereto, whether disputed or not.

“Trust Indenture Act” or “TIA” means the U.S. Trust Indenture Act.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the trust and agency department of the Trustee, including any director, associate director or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary in accordance with the provisions of Section 4.25 (Designation of Restricted and Unrestricted Subsidiaries) pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by Section 4.13 (Limitation of Transactions with Affiliates), is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

(3)	is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests; or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness; by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.2 Other Definitions.

Term	Section

“Agreed Jurisdictions”	11.13
“Amendment”	4.24
“Authenticating Agent”	2.2
“Authorized Agent”	12.7
“Default Interest Payment Date”	2.12
“Defeasance Trust”	8.4
“Defeasor”	8.1
“Event of Default”	6.1
“Excess Proceeds”	4.12
“Golden Share”	4.23
“Guarantees”	10.1
“incur”	4.3
“Judgment Currency”	12.10
“Legal Defeasance”	8.2
“Losses”	11.6
“Obligations”	10.1
“Parallel Obligations”	11.13
“Payment Default”	6.1
“Permitted Debt”	4.3
“Principal Obligations”	11.13
“Relevant Taxing Jurisdiction”	Paragraph 2 of the Notes
“Required Currency”	12.10
“Restricted Payments”	4.4
“Successor”	4.20
“Tax Jurisdiction”	4.17
“Transfer Agent”	2.3

Section 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time;

(c) “or” is not exclusive;

(d) “including” or “include” means including or include without limitation;

(e) words in the singular include the plural, and words in the plural include the singular;

(f) provisions apply to successive events and transactions;

(g) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt; and

(h) “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, Clause or other subdivision.

Section 1.4 Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

(a) “Commission” means the SEC.

(b) “indenture securities” means the Securities.

(c) “indenture security holder” means a Holder.

(d) “indenture to be qualified” means this Indenture.

(e) “indenture trustee” or “institutional trustee” means the Trustee.

(f) “obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

ARTICLE II

THE NOTES

Section 2.1 Form and Dating. The Notes and the notation relating to the Trustee’s (or Authenticating Agent’s) certificate of authentication thereof, shall be substantially in the form contained in Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Issuer and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them not inconsistent with the terms of this Indenture. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibits, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, each Guarantor, the Trustee, the Security Agent, the Polish Security Agent, the Principal Paying Agent, each other Paying Agent, the Registrar and the Transfer Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. The Notes will initially be represented by the Global Notes.

As long as the Notes are in global form, the Principal Paying Agent shall be responsible for:

(i) effecting payments due on the Global Notes (following receipt of payment thereof from the Issuer); and

(ii) arranging on behalf of and at the expense of the Issuer for notices to be communicated to Holders in accordance with the terms of this Indenture.

Each reference in this Indenture to the performance of duties set forth in clauses (i) and (ii) above by the Trustee includes performance of such duties by the Principal Paying Agent.

Notes offered and sold in their initial distribution shall be initially issued as one or more global notes, in registered global form without interest coupons (the “Global Notes”), substantially in the form of Exhibit A hereto, with such applicable legends and other text as are provided in Exhibit A hereto, except as otherwise permitted herein. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar (following receipt by the Registrar of all information required hereunder), as hereinafter provided (or by the issue of a further Global Note ), in consequence of the issue of Definitive Notes or additional Notes, as hereinafter provided. The Global Notes and Definitive Notes shall collectively be referred to herein as the “Notes.”

Section 2.2 Execution and Authentication. An Officer (whom shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee (or the Authenticating Agent) authenticates the Note, the Note shall be valid nevertheless. The Trustee shall be entitled to rely on such signature as authentic and shall be under no obligation to make any investigation in relation thereto.

A Note shall not be valid until an authorized signatory of the Trustee, or, as the case may be, an Authenticating Agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Except as otherwise provided herein, the aggregate principal amount of Notes that may be outstanding at any time under this Indenture is not limited in amount. The Trustee or the Authenticating Agent shall authenticate such Notes which shall consist of (i) Original Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $500,000,000 and (ii) Additional Notes from time to time for issuance after the Issue Date to the extent otherwise permitted hereunder (including, without limitation, under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) hereof), in each case upon receipt by the Trustee and the Authenticating Agent of an Issuer Order in the form of an Officer’s Certificate. Additional Notes will be treated as the same series of Notes as the Original Notes for all purposes under this Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase (except with respect to amendments, waivers or modifications that affect only the Notes). Such Issuer Order shall specify the aggregate principal amount of Notes to be authenticated, the series and type of Notes, the date on which the Notes are to be authenticated, the issue price and the date from which interest on such Notes shall accrue, whether the Notes are to be Original Notes or Additional Notes, in the case of Additional Notes, that the issuance of such Notes does not contravene any provision of this Indenture, whether the Notes are to be issued as Definitive Notes or Global Notes and whether or not the Notes shall bear the Legend, or such other information as the Trustee or the Authenticating Agent may reasonably request. In addition, such Issuer Order shall include (a) a statement that the Persons signing the Issuer Order have (i) read and understood the provisions of this Indenture relevant to the statements in the Issuer Order and (ii) made such examination or investigation as is necessary to enable them to make such statements, (b) a brief statement as to the nature and scope of the examination or investigation on which the statements set forth in the Issuer Order are based and (c) that based upon (a) and (b) all conditions precedent relating to the Issuer Order have been complied with in accordance with Sections 12.2 (Certificate and Opinion as to Conditions Precedent) and 12.3 (Statements Required in Certificate or Opinion) hereof. In authenticating the Notes and accepting the responsibilities under this Indenture in relation to the Notes, the Trustee and the Authenticating Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel in a form reasonably satisfactory to the Trustee and the Authenticating Agent stating that the form and terms thereof have been established in conformity with the provisions of this Indenture, do not give rise to a Default and that the issuance of such Notes has been duly authorized by the Issuer and constitute a legal valid binding obligation of the Issuer. Upon receipt of an Issuer Order, the Trustee or the Authenticating Agent shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Issuer.

The Trustee may appoint an authenticating agent (“Authenticating Agent”) reasonably acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer. The Trustee hereby appoints the Registrar as Authenticating Agent for the Notes. The Registrar accepts such appointment and the Issuer hereby confirms that it is acceptable for the purpose of this Section 2.2.

The Notes shall be issuable only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 2.3 Paying Agent, Registrar and Transfer Agent. The Issuer shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the City of New York (the “Principal Paying Agent”). Also, if for so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and its rules so require, then the Issuer shall maintain a paying agent in Dublin. At the offices of such Paying Agents, notices and demands in respect of such Notes and this Indenture may be served. In the event that Definitive Notes are issued, (x) the Definitive Notes may be presented or surrendered for registration of transfer or for exchange, (y) the Definitive Notes may be presented or surrendered for payment and (z) notices and demands in respect of the Definitive Notes and this Indenture may be served at an office of any of the Registrars or the Principal Paying Agent, as applicable, in the City of New York. The Issuer initially appoints Deutsche Bank Trust Company Americas, as Principal Paying Agent. Deutsche Bank Trust Company Americas hereby accepts that appointment.

The Issuer shall maintain a registrar (the “Registrar”) with offices in the City of New York and a transfer agent in the City of New York (the “Transfer Agent”). . The Registrar shall keep a register of the Notes and of their transfer and exchange. The Registrar shall provide the Issuer a current copy of such register from time to time upon request of the Issuer. The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The Issuer initially appoints Deutsche Bank Trust Company Americas as Registrar in the City of New York . The Registrar and the Transfer Agent in New York will maintain a register reflecting ownership of Definitive Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Notes on the behalf of the Issuer.

Upon notice to the Trustee, the Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders. The Issuer, any Guarantor or any of their Subsidiaries may act as Paying Agent or Registrar for the Notes.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. Deutsche Bank Trust Company Americas will act as Custodian with respect to the Global Notes.

Claims against the Issuer for payment of principal and interest on the Notes will become void unless presentment for payment is made (where so required herein) within, in the case of principal, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

The Agents shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of trust or agency, for or with any person other than the Issuer.

The obligations of the Agents are several and not joint or joint and several. The Agents shall only be obliged to perform the duties set out in this Indenture and shall have no implied duties.

Section 2.4 Paying Agent to Hold Assets. Each Paying Agent (other than the Trustee or Affiliate of the Trustee or any successor to the Trustee or Agents named herein) shall hold in trust for the benefit of Holders or the Trustee all assets held by such Paying Agent for the payment of principal of, premium, if any, or interest on, the Notes, and shall promptly notify the Trustee of any Default by the Issuer or any Guarantor in making any such payment. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any Payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to such Paying Agent pursuant to this Section 2.4, such Paying Agent shall have no further liability for such assets. If the Parent or any of its Subsidiaries acts as Paying Agent, it shall segregate the assets held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders.

Section 2.5 List of Holders. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuer, on its own behalf, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five business days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.6 Transfer and Exchange. (a) The Global Notes initially shall be registered in the name of the Depositary or the nominee of the Depositary for credit to an account of an Agent Member, (ii) be delivered to the Registrar as Custodian for the Depositary and (iii) bear the legends as set forth in Section 2.6(h) (Legends).

(b) Transfer and Exchange of Global Notes

(i) The Global Notes cannot be transferred to any Person other than to another nominee of the Depositary, or to its successor Clearing System or its nominee approved by the Issuer, the Guarantors and the Trustee.

(ii) All Global Notes will be exchanged by the Issuer for Definitive Notes (A) if the Depositary notifies the Issuer that it is unwilling or unable to act as a Clearing System in respect of such Notes and a successor Clearing System is not appointed by the Issuer within 120 days; or (B) if the owner of a Book Entry Interest requires such exchange in writing delivered through the Depositary following an Event of Default for which the Trustee is taking action under Article VI (Default and Remedies). Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in the name or names and issued in any approved denominations, as the Depositary shall instruct the Issuer based on the instructions received by the Depositary from the holders of Book Entry Interests.

(iii) Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.7 (Replacement Notes) and Section 2.10 (Temporary Notes). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.7 (Replacement Notes) or Section 2.10 (Temporary Notes) hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note, other than as provided in this Section 2.6(b) (Transfer and Exchange of Global Notes).

(c) General Provisions Applicable to Transfers and Exchanges of the Notes. Transfers of Book Entry Interests in the Global Notes (other than transfers of Book Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book Entry Interest in the same Global Note) shall require compliance with this Section 2.6(c), as well as one or more of the other following subparagraphs of this Section 2.6, as applicable.

In connection with all transfers and exchanges of Book Entry Interests (other than transfers of Book Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book Entry Interest in the same Global Note), the Principal Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, in accordance with the Applicable Procedures directing the Depositary, to debit from the transferor a Book Entry Interest in an amount equal to the Book Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary, as applicable, in accordance with the Applicable Procedures directing the Depositary , as applicable, to credit or cause to be credited a Book Entry Interest in another Global Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

In connection with a transfer or exchange of a Book Entry Interest for a Definitive Note, the Principal Paying Agent or applicable Paying Agent and the applicable Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, as applicable, in accordance with the Applicable Procedures directing the Depositary, as applicable, to debit from the transferor a Book Entry Interest in an amount equal to the Book

Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Notes, the Holder of such Notes shall present or surrender to the applicable Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Note for a Book Entry Interest, the Principal Paying Agent or applicable Paying Agent must receive a written order directing the Depositary, as applicable, to credit the account of the transferee in an amount equal to the Book Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book Entry Interests in Global Notes contained in this Indenture, the Principal Paying Agent or applicable Paying Agent or the applicable Registrar, as specified in this Section 2.6, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary, as applicable, to reflect such increase or decrease in its systems.

(d) Transfer of Definitive Notes. Any Holder of an Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Notes if the transfer complies with Section 2.6(c) (General Provisions Applicable to Transfers and Exchanges of the Notes).

(e) Legends.

(i) The following legend shall appear on the face of all Notes issued under this Indenture, unless the Issuer determines otherwise in compliance with applicable law:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933.

THE FAILURE TO PROVIDE THE ISSUER, THE TRUSTEE AND ANY PAYING AGENT WITH THE APPLICABLE U.S. FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, AN INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE OR AN APPLICABLE INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING

OF SECTION 7701 (A)(30) OF THE CODE) MAY RESULT IN U.S. FEDERAL WITHHOLDING TAX OR U.S. FEDERAL BACKUP WITHHOLDING FROM PAYMENTS TO THE HOLDER IN RESPECT OF THIS NOTE.”

(ii) Global Note Legend. Each Global Dollar Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (i) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE; AND (ii) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTIONS 2.6(b) AND 2.6(f) OF THE INDENTURE TO THE U.S. REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(f) Cancellation. At such time as all Book Entry Interests have been exchanged for Definitive Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Registrar for cancellation in accordance with Section 2.11 (Cancellation) hereof.

(g) General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Issuer shall execute and the Authentication Agent shall authenticate Global Notes and Definitive Notes upon the Issuer’s order in accordance with the provisions of Section 2.2 (Execution and Authentication) hereof.

(i) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.10 (Temporary Notes), 4.12 (Asset Sales), 4.16 (Change of Control) and 9.3 (Notation on or Exchange of Notes) hereof).

(ii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer and the Guarantors, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iii) The Issuer shall not be required to register the transfer of or, to exchange, Definitive Notes during (A) a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) a period beginning at the opening of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; or (C) which the holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

As soon as practicable after delivering any Global Note or Definitive Note, the Registrar shall supply to the Trustee and the Agents all relevant details of the Notes delivered.

Section 2.7 Replacement Notes. If a mutilated Definitive Note is surrendered to a Registrar, if a mutilated Global Note is surrendered to the Issuer or if a Holder claims that a Note has been lost, destroyed or wrongfully taken, the Issuer shall (at its own expense) issue and the Trustee or the Authenticating Agent shall authenticate a replacement Note in such form as the Note being replaced if the requirements of the Trustee, the Registrar, the Issuer and the Guarantors are met. If required by the Trustee, the Registrar, the Issuer or the Guarantors, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of the Issuer, the Guarantors, the relevant Registrar and the Trustee, to protect the Issuer, the Guarantors, the Trustee and the relevant Registrar and any Agent from any loss, fee, expense or liability which any of them may suffer when such Note is replaced and evidence to their reasonable satisfaction of apparent loss, destruction or theft of such Note may be required by the Issuer, the Trustee or any such Agent. The Issuer, the Trustee and the Registrar may charge such Holder of the Notes for their out-of-pocket expenses in replacing a Note, including properly incurred fees and expenses of counsel and any applicable Taxes thereon. Every replacement Note is an additional obligation of the Issuer. If any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer may, in its sole discretion, instead of issuing a replacement Note, pay such Note. If after delivery of any such new Note, a bona fide purchaser of the original Note in lieu of which such new Note was issued presents for payment such original Note, the Issuer, the Trustee or any Agent shall be entitled to recover such new Note from the person to whom it was delivered or any transferee thereof, except a bona fide purchaser, and shall be entitled to recover upon any security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee or any Agent in connection therewith. The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost, stolen or taken Notes.

Section 2.8 Outstanding Notes. Notes outstanding at any time are all the Notes that have been authenticated by the Trustee or the Authenticating Agent except those canceled by it, those delivered to it for cancellation, those reductions in the Global Note effected in accordance with the provisions hereof and those described in this Section 2.8 as not outstanding. Subject to Section 2.9 (Acts by Holders), a Note does not cease to be outstanding because the Issuer or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7 (Replacement Notes) (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it, and upon which it shall be entitled to rely without liability, that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.7 (Replacement Notes).

If the principal amount of any Note is considered paid under Section 4.1 (Payment of Notes) hereof, it ceases to be outstanding and interest on it ceases to accrue.

If on a Redemption Date or the Maturity Date the Paying Agents hold cash in U.S. dollars sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date, such Notes cease to be outstanding and interest on such Notes cease to accrue.

Section 2.9 Acts by Holders. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer, any Guarantor or by any Affiliate of the Parent, shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer knows (as provided in Section 7.2 (Rights of Trustee and Agents)) are so owned shall be disregarded.

The Issuer shall notify the Trustee, in writing, when the Issuer, the Parent or any Subsidiary of the Parent repurchases or otherwise acquires Notes of the aggregate principal amount of such Notes so repurchased or otherwise acquired. The Trustee may require an Officers’ Certificate, which shall be promptly provided, listing Notes owned by the Issuer, the Parent or any Subsidiary of the Parent.

Section 2.10 Temporary Notes. In the event that Definitive Notes become issuable under this Indenture, until permanent Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee or the relevant Authenticating Agent shall authenticate temporary Definitive Notes upon receipt of an Issuer Order pursuant to Section 2.2 (Execution and Authentication). The Issuer Order shall specify the amount of temporary Definitive Notes to be authenticated and the date on which the temporary Definitive Notes are to be authenticated. Temporary Definitive Notes shall be substantially in the form of permanent Definitive Notes but may have variations that the Issuer considers appropriate for temporary Definitive Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee or the relevant Authenticating Agent shall authenticate, upon receipt of an Issuer Order pursuant to Section 2.2 (Execution and Authentication), permanent Definitive Notes in exchange for temporary Definitive Notes.

Section 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The relevant Registrar or the Paying Agent, as the case may be, shall promptly forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrars or the Paying Agents, and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of (subject to the record retention requirements of the Exchange Act) all Notes surrendered for transfer, exchange, payment or cancellation, in accordance with its current standards; provided, that the Issuer shall not require the Trustee to destroy cancelled Notes. Upon completion of any disposal, the Trustee shall (at the Issuer’s expense) upon written request deliver a certificate of such disposal to the Issuer, unless the Issuer directs the Trustee in writing to deliver (at the Issuer’s expense) the cancelled Notes to the Issuer, and, upon written request of the Paying Agent, the Trustee shall (at the Issuer’s expense) confirm such cancellation of Notes. Subject to Section 2.6 (Transfer and Exchange), the Issuer may not issue new Notes to replace Notes that it has redeemed, paid or delivered to the Trustee for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the applicable Registrar or the applicable Paying Agent, as the case may be, for cancellation pursuant to this Section 2.11.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest at the rate specified in paragraph (b) of Section 4.1 (Payment of Notes), to the Holder thereof on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest (or the next succeeding Business Day if such day is not a Business Day). The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee. The Issuer shall notify the Trustee and Paying Agents in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment (a “Default Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee or the Paying Agents an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee or the Paying Agents for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such defaulted interest as in this Section 2.12; provided, however, that in no event shall the Issuer deposit monies proposed to be paid in respect of defaulted interest later than 10:00 a.m. New York City time on the Business Day prior to the proposed Default Interest Payment Date with respect to defaulted interest to be paid on the Note. At least 15 days before the subsequent special record date, the Issuer shall mail to each Holder at its registered address, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

Section 2.13 CUSIPs, ISINs and Common Codes. The Issuer in issuing the Notes may use a “CUSIP”, an “ISIN” or “Common Code”, and if so, they shall be used in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made by the Trustee, any of the Agents or the Issuer as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any change in any CUSIP, ISIN or Common Code.

Section 2.14 Deposit of Moneys. Prior to 10:00 a.m. New York City time, on the Business Day immediately preceding each interest payment date, Maturity Date or any other payment date, the Issuer shall have deposited with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to the Issuer by the Trustee) in immediately available funds, U.S. dollars, without deduction and sufficient to make cash payments, if any, due on such interest payment date, Maturity Date or any other payment date, as the case may be, on all Notes then outstanding. Subject to actual receipt of the full amount of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall no later than 10:00 a.m. (New York City time) on the second Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via email, fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment. Without prejudice to the above, if a Paying Agent makes any payment prior to the receipt of funds, the Issuer shall reimburse such Paying Agent, plus any interest. The relevant Paying Agent shall pay the Issuer any excess cash remaining on deposit after all payments have been made with respect to a given interest payment date or Maturity Date.

Section 2.15 Certain Matters Relating to Global Notes. Members of, or direct or indirect participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or the Trustee as its custodian, or under the Global Notes, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary, as between the Depositary, the operation of customary practices governing the exercise of the rights of any Holder.

The Holder of an interest in any Global Note may grant proxies and otherwise authorize any person, including DTC and its Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder of such interest in a Global Note is entitled to take under this Indenture or the Notes.

ARTICLE III

REDEMPTION

Section 3.1 Redemption. The Notes may be redeemed, as a whole or from time to time in part, upon the terms and at the Redemption Prices set forth in each of the Notes. Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of this Article III.

Section 3.2 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Paragraph 7 (Optional Redemption) of such Notes, it shall notify the Trustee and the Principal Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed at least 30 days but not more than 60 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine). The Issuer shall give notice of redemption as required under the relevant paragraph of the Notes pursuant to which such Notes are being redeemed.

Section 3.3 Selection of Notes to Be Redeemed. If fewer than all of the Notes are to be redeemed at any time, the Trustee or a Registrar (as applicable) shall select Notes for redemption on a pro rata basis or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, and as required by law or mandatory requirements, rules or regulations of the relevant Clearing Systems including by pool factor; provided, however, that no Notes of

$200,000 in aggregate principal amount or less shall be redeemed in part, provided, further, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000, in the case of the Notes. Neither the Trustee nor the applicable Registrar (as applicable) shall be liable for selections made by it pursuant to this Section 3.3.

Section 3.4 Notice of Redemption. If the Notes, or any portion thereof, are listed on the Irish Stock Exchange, the Issuer shall provide notice of any redemption to the Irish Stock Exchange and confirm the aggregate principal amount of the Notes, if any, that will remain outstanding following such redemption. Other than as provided in the paragraph below, at least 30 days but not more than 60 days before a Redemption Date so long as the Notes are in global form, the Issuer (a) shall notify the Trustee and Paying Agents at least five (5) Business Days (or such shorter period as allowed by the Trustee) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.4 but not more than 60 days before a Redemption Date and (b) shall notify the Holders in accordance with Section 12.1(b) (Notices). At the Issuer’s request made at least 35 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine), the Principal Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall deliver to the Trustee (in advance) an Officers’ Certificate requesting that the Trustee give such notice and setting forth in full the information to be stated in such notice as provided in the following items.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date and the record date;

(b) the Redemption Prices and the amount of accrued and unpaid interest, if any, to be paid (subject to the right of holders of record of Definitive Notes on the relevant Record Date to receive interest due on the relevant interest payment date);

(c) the name and address of the Paying Agents;

(d) that Notes called for redemption must be surrendered to a Paying Agent to collect the Redemption Price plus accrued and unpaid interest, if any;

(e) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(f) (i) if any Global Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on and after the Redemption Date, interest shall cease to accrue on the portion called for redemption, and upon surrender of such Global Note, the Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unredeemed portion, will be returned and (ii) if any Definitive Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the Redemption Date, upon surrender of such Definitive Note, a new Definitive Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof, upon cancellation of the original Note;

(g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h) the paragraph of the terms of the Notes pursuant to which the Notes are being redeemed; and

(i) the CUSIP, ISIN or Common Code number, and that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes being redeemed.

Section 3.5 Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.4 (Notice of Redemption), Notes called for redemption become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued and unpaid interest, if any. Upon surrender to the applicable Registrar or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued and unpaid interest thereon, if any, to the Redemption Date) but (in the case of Definitive Notes) installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to holders of record at the close of business on the relevant Record Dates.

Section 3.6 Deposit of Redemption Price. Prior to 10:00 a.m. New York time, on the Business Day immediately preceding the Redemption Date, the Issuer shall deposit with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to the Issuer by the Trustee) cash in U.S. dollars sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, on all Notes to be redeemed on that date. The relevant Paying Agent (including the Principal Paying Agent) shall promptly return to the Issuer any cash in U.S. dollars so deposited which is not required for that purpose upon the written request of the Issuer.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued and unpaid interest, if any, then interest on the Notes or portions of Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment. With respect to Definitive Notes, if a Definitive Note is redeemed on or after an interest Record Date but on or prior to the related interest payment date, then any accrued and unpaid interest, shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 (Payment of Notes).

Section 3.7 Notes Redeemed in Part. Upon surrender and cancellation of a Definitive Note that is redeemed in part, the Issuer shall execute and upon receipt of an Issuer Order the Trustee or an Authenticating Agent shall authenticate for the Holder of the Notes (at the Issuer’s expense) a new Definitive Note equal in principal amount to the unredeemed portion of the

Definitive Note surrendered and canceled; provided, however, that each such Definitive Note shall be in a principal amount at maturity of $2,000 and any integral multiple of $1,000 in excess thereof. Upon surrender of a Definitive Note that is redeemed in part, the relevant Paying Agent shall promptly forward such Global Note to the Trustee who shall make a notation on Schedule A thereof to reduce the principal amount of such Definitive Note to an amount equal to the unredeemed portion of the Definitive Note surrendered; provided, however, that each such Definitive Note shall be in a principal amount at maturity of $2,000 multiple and any integral multiple of $1,000 in excess thereof.

Section 3.8 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

Section 4.1 Payment of Notes. (a) The Issuer shall pay the principal, premium, if any, and interest on the Notes in the manner provided in such Notes and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (including the Principal Paying Agent) holds prior to 10:00 a.m. New York City time on the Business Day immediately preceding each interest payment date, the Maturity Date or other payment date money deposited by the Issuer in immediately available, freely transferable, cleared funds and designated for, and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture.

(b) The Issuer shall pay, to the extent such payments are lawful, interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Notes plus 1.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 4.2 Maintenance of Office or Agency. (a) The Issuer shall maintain an office or agency (which office may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-Registrar) required under Section 2.3 (Paying Agent, Registrar and Transfer Agent) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.1(a) (Notices). The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in London, England for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the

location of any such other office or agency. The Issuer hereby initially designates the office of [                                ], as its office or agency at [                                                     ] as required under Section 2.3 (Paying Agent, Registrar and Transfer Agent) hereof. The Issuer has appointed [                                                                                 ].

Section 4.3 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and the Parent shall not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that, the Parent, any Guarantor or solely with respect to Additional Notes (or debt securities substantially similar to the Notes, other than with respect to interest, maturity and redemption provisions), the Issuer may incur Indebtedness (including Acquired Debt), and the Parent may issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which publicly available financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-fiscal quarter period.

(b) Section 4.3(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness under or in the form of Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (x) the sum of (a) $100 million and (b) the aggregate amount of Indebtedness outstanding under any Credit Facilities in existence on the Issue Date, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Parent or any of its Restricted Subsidiaries since the Issue Date to repay any Indebtedness incurred under any Credit Facilities and effect a corresponding commitment reduction pursuant to Section 4.12 (Assets Sales) and (y) the Borrowing Base of the Parent and its Restricted Subsidiaries on a consolidated basis; provided that the total Indebtedness incurred under this clause (1) by Restricted Subsidiaries that on the date of such incurrence are not Guarantors shall not exceed $50.0 million at any time;

(ii) Existing Indebtedness (other than Indebtedness described in clauses (1) and (3) of this Section 4.3(b));

(iii) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the Issue Date (for the avoidance of doubt, no Additional Notes may be issued in reliance on this clause (3));

(iv) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease, repair or improvement of property, plant or equipment used in the business of the Parent or any of its Restricted Subsidiaries, whether through the direct ownership, lease or purchase of assets or the purchase or ownership of ordinary shares of any Person owning such assets (including any Indebtedness deemed to be incurred in connection with such purchase) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(v) the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Indebtedness between or among the Parent and a Restricted Subsidiary (provided that the Intercompany Loan may be refunded or refinanced to the extent required in connection with any permitted refinancing of the Notes)) that was permitted by this Indenture to be incurred under Section 4.3(a) or clauses (2), (3), (5) or (6);

(vi) Indebtedness of a Person incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Parent or any of its Restricted Subsidiaries or is merged, consolidated, amalgamated or otherwise combined with, or all or substantially all of its assets are transferred to, the Parent or any of its Restricted Subsidiaries (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of or was otherwise acquired by the Parent or a Restricted Subsidiary of the Parent); provided, however, that either (a) the aggregate principal amount (or accreted value, as applicable) of such Indebtedness, when taken together with all other Indebtedness of the Parent and any Restricted Subsidiaries incurred pursuant to clause (a) of this proviso to clause (6) and outstanding on the date of such incurrence, does not exceed $50.0 million or (b) on the date that such Person is acquired by the Parent or a Restricted Subsidiary or merged, consolidated, amalgamated or otherwise combined with the Parent or any of its Restricted Subsidiaries, the Parent would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.3(a) after giving effect to the incurrence of such Indebtedness pursuant to this clause (6) or the Fixed Charge Coverage Ratio improves;

(vii) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness between or among the Parent and any of its Restricted Subsidiaries; provided, however, that:

(1) if any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and

(2) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary of the Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(viii) the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

(2) any sale or other transfer of any such preferred stock to a Person that is not either the Parent or a Restricted Subsidiary of the Parent,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(ix) the incurrence by the Parent or any of its Restricted Subsidiaries of Hedging Obligations that are not entered into for speculative purposes;

(x) any guarantee of the Notes or of Indebtedness permitted to be incurred under this Indenture;

(xi) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion guarantees and warranties and surety bonds in the ordinary course of business (including guarantees or indemnities related thereto);

(xii) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xiii) Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of advance or extended payment terms in the ordinary course of business;

(xiv) Indebtedness of the Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to bank or insurance company bonds or guarantees and VAT guarantees issued in the ordinary course of business; provided, however, that, upon valid demand being made under such reimbursement obligations, such demands are satisfied within 90 days of the date of such demand;

(xv) Indebtedness of the Parent or any of its Restricted Subsidiaries owed on a short-term basis to banks or other financial institutions incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries maintained with such banks or financial institutions and which arises in connection with ordinary banking arrangements to manage cash balances of the Parent and its Restricted Subsidiaries;

(xvi) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xvii) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness of the Restricted Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that the maximum liability of the Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value) actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(xviii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness not otherwise permitted to have been incurred under this Indenture in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of the Parent and any Restricted Subsidiaries incurred pursuant to this clause (xix) and outstanding on the date of such incurrence, does not exceed $50.0 million at any time outstanding.

The Parent shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Parent or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Guarantee; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Parent solely by virtue of being unsecured or by virtue of being secured on a junior or second Lien basis or by virtue of not being Guaranteed.

For purposes of determining compliance with this Section 4.3, in the event that an item or portion of an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) above, or is entitled to be incurred pursuant to Section 4.3(a), the Issuer, the Parent and any Restricted Subsidiary of the Parent shall be permitted to classify such item or portion of an item of Indebtedness on the date of its incurrence, and later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.3, except that all Indebtedness outstanding on the Issue Date under any Credit Facilities shall be deemed initially incurred under clause (1) of Section 4.3(b). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.3. For the avoidance of doubt, any Indebtedness permitted to be incurred pursuant to this Section 4.3 may also include (without double-counting) any “parallel debt” or similar obligations created in respect thereto.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-U.S. dollar currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; provided further, that if and for so long as any such Indebtedness is subject to an agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such indebtedness, the amount of such Indebtedness, will be deemed to be the amount of the principal payment required to be made under such agreement or arrangement determined in U.S. dollars in accordance with the first clause of this sentence. Notwithstanding any other provision of this Section 4.3, the maximum amount of Indebtedness that the Parent and its Restricted Subsidiaries may incur pursuant to this Section 4.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1) the Fair Market Value of such assets at the date of determination; and

(2) the amount of the Indebtedness of the other Person;

(iv) the greater of the liquidation preference or the maximum fixed redemption or repurchase price of the Disqualified Shares, in the case of Disqualified Shares; and

(v) the Attributable Debt related thereto, in the case of any lease that is part of a sale and leaseback transaction.

In each case above, Indebtedness permitted to be incurred also is permitted to include any “parallel debt” or similar obligations created in respect thereof.

Section 4.4 Limitation on Restricted Payments. (a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation, amalgamation or other business combination involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Parent or a Restricted Subsidiary of the Parent);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, consolidation, amalgamation or other business combination involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent, in each case held by Persons other than the Parent or a Restricted Subsidiary;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes, any Guarantee or the Intercompany Loans (excluding any Indebtedness between or among the Parent and any of its Restricted Subsidiaries), except a payment, purchase, redemption, defeasance, or other acquisition or retirement of interest or principal no more than 90 days prior to the original Stated Maturity thereof or the scheduled payment date of any sinking fund payment in respect therefor; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to any such Restricted Payment:

(1) no Default or Event of Default has occurred and will be continuing or would occur as a consequence of such Restricted Payment;

(ii) the Parent would after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.3(a) (Incurrence of Indebtedness and Issuance of Preferred Stock); and

(iii) the aggregate amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (10), (11), and (12) of Section 4.4(b)), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the Issue Date to the end of the Parent’s most recently ended fiscal quarter for which publicly available financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds received by the Parent since the Issue Date (i) as a contribution to its common equity capital, (ii) from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Parent or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Parent upon such conversion or exchange, and increased, without duplication, by the amount of such cash or property received by the Parent or a Restricted Subsidiary upon such conversion or exchange); plus

(3) the amount equal to the net reduction in Restricted Investments made by the Parent or any of its Restricted Subsidiaries in any Person after the Issue Date resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Parent or any Restricted Subsidiary not to exceed, in the case of any Person, the amount of Restricted Investments previously made by the Parent or any Restricted Subsidiary in such Person; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (c) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus

(4) 100% of any cash dividends received by the Parent or a Restricted Subsidiary of the Parent after the Issue Date from an Unrestricted Subsidiary of the Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Parent for such period.

(b) The provisions of Section 4.4(a) shall not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Parent or any Guarantor that is contractually subordinated to the Notes or any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership, limited liability company or other Person, any similar payment) by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent held by any current or former officer, director or employee of the Parent or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, equity incentive plan, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period from the Issue Date (with any unused amounts in any preceding 12-month period being carried over to the succeeding 12-month period);

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, or convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants, or convertible or exchangeable securities;

(vii) so long as no Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend on common stock of the Parent and any share buybacks by the Parent in an aggregate amount of up to $60.0 million;

(viii) the repurchase, redemption or other acquisition for value of Capital Stock of the Parent or any Restricted Subsidiary of the Parent representing fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent or such Restricted Subsidiary, in each case, permitted under this Indenture;

(ix) cash payments in lieu of the issuance of fractional shares in connection with stock dividends, splits or combinations, the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent;

(x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Parent or any Guarantor which is contractually subordinated to the Notes or Guarantees (i) to the extent that the purchase price is not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control (plus accrued and unpaid interest thereon) or (ii) to the extent that the purchase price is not greater than 100% of the principal amount thereof in accordance with provisions similar to those provided in Section 4.12 (Asset Sales), in each case to the extent required by any agreement or instrument pursuant to which such contractually subordinated Indebtedness was issued; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, a Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes has been made and the repurchase or redemption of all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be, has been completed;

(xi) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Equity Interests of the Parent pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition , cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this Section 4.4 (all as determined in good faith by the Board of Directors) and, provided further, that the aggregate price paid for all such purchased, redeemed, acquired, cancelled or retired rights shall not exceed $2.0 million in the aggregate; and

(xii) so long as no Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $40.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted

Payment (other than cash). If the Fair Market Value exceeds $40.0 million, any determination thereof must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing.

Section 4.5 Corporate Existence. Except as otherwise permitted by Article V (Successor Company) hereof, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability or other existence of each of the Parent’s Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of each such Person; provided that the Parent shall not be required to preserve the corporate, partnership, limited liability or other existence of any of its Restricted Subsidiaries, if the Board of Directors or a senior executive officer of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.6 Payment of Taxes and Other Claims. The Parent shall pay or discharge or cause to be paid or discharged, and shall cause each of its Restricted Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon it or any of its Restricted Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries; provided, however, that the Parent shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.7 Maintenance of Properties and Insurance. The Parent shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries useful and necessary to the conduct of its business or the business of any of its Restricted Subsidiaries to be improved or maintained and kept in normal condition, repair and working order and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.7 shall prevent the Parent or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, as determined by the Parent, the Restricted Subsidiary concerned or an Officer (or other agent employed by the Parent or of any of its Subsidiaries) of the Parent or any of its Restricted Subsidiaries having managerial responsibility for any such property, desirable or appropriate in the conduct of the business of the Parent or any of its Restricted Subsidiaries.

Section 4.8 Compliance with Laws. The Parent shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders of the relevant jurisdiction in which they are incorporated or organized and/or in which they carry on business, all political subdivisions thereof, and of any relevant governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Parent and its Subsidiaries taken as a whole.

Section 4.9 Limitation on Liens. The Parent shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Parent or any of its Restricted Subsidiaries constituting Collateral, whether owned on the Issue Date or acquired after the Issue Date other than Permitted Collateral Liens.

The Parent shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Parent or any of its Restricted Subsidiaries not constituting Collateral, whether owned on the Issue Date or acquired after the Issue Date securing Indebtedness unless contemporaneously with the incurrence of such Liens provision is made to secure the Indebtedness due under the Notes (including any Additional Notes) or, in respect of Liens on any Guarantor’s property or assets, any Guarantee of such Guarantor, equally and ratably with the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any such Lien in favor of the Trustee and the Holders of the Notes will be automatically and unconditionally released and discharged concurrently with (i) the release of the Lien which gave rise to the Lien in favor of the Trustee and the Holders of the Notes (other than as a consequence of an enforcement action with respect to the assets subject to such Lien), (ii) upon the full and final payment of all amounts payable by the Issuer and the Guarantors under the Notes, this Indenture and the Guarantees or (iii) upon legal defeasance or satisfaction and discharge of the Notes as provided in Section 8.2 (Legal Defeasance and Discharge) and Section 8.5 (Satisfaction and Discharge of the Indenture).

Section 4.10 Waiver of Stay; Extension or Usury Laws. Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer and/or any Guarantor, as the case may be, from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) each of the Issuer and/or any Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.11 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Parent or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the parent or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.11(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements and instruments as in effect on the Issue Date (including the Existing Notes and the indenture governing the Existing Notes, the Existing Guarantees and any security documents related to the foregoing) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments with, as applicable, the same or different counterparties; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive or materially less favorable to the Holders of the Notes, in each case, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes (including any Additional Notes), the Guarantees and the Security Documents;

(iii) any applicable law, rule, regulation or order;

(iv) any instrument or agreement of or relating to a Person or property or asset acquired by the Parent or any of its Restricted Subsidiaries in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and its Subsidiaries; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred and was not incurred in connection with or in contemplation of such acquisition;

(v) customary non-assignment provisions in contracts, leases, and licenses and similar contracts entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.11(a);

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(viii) solely with respect to clause (3) of Section 4.11(a), Liens permitted to be incurred under Section 4.9 (Limitation on Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xi) net worth provisions in leases and other agreements entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(xii) (x) any agreement or instrument relating to (a) Indebtedness of the Parent or any Restricted Subsidiary permitted to be incurred under clause (1) of Section 4.3(b) (Incurrence of Indebtedness and Issuance of Preferred Stock) if the encumbrances or restrictions contained in the relevant agreement, taken as a whole, are not materially less favorable to the Holders of the Notes than is customary in comparable financings or agreements (as to which a determination in good faith by the Board of Directors shall be conclusive) or (b) Capital Markets Debt permitted to be incurred under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) ( if the encumbrances or restrictions contained in the relevant agreement, taken as a whole, are not materially less favorable to the Holders of the Notes than those contained in this Indenture (as to which a determination in good faith by the Board of Directors shall be conclusive) and (y) either (i) the Board of Directors has determined in good faith that such encumbrance or restriction will not materially adversely affect the ability of the Issuer to make payments of principal and interest on the Notes when due or (ii) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiii) any encumbrances or restrictions with respect to this Indenture, the Notes, any Guarantee or the Security Documents; and

(xiv) any encumbrance or restriction applicable to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary that is not created in contemplation thereof shall not be deemed to be so created, provided that such restriction apply only to such Restricted Subsidiary, and provided further that the exception provided by this clause (14) shall not apply to any encumbrance or restriction contained in any Indebtedness that refunds, refinances, replaces, defeases or discharges any Indebtedness which was in existence at the time such Restricted Subsidiary became a Restricted Subsidiary.

Section 4.12 Asset Sales. (a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Parent (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined at the time of entering into an agreement to effect such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision (but not for purposes of the definition of Net Proceeds), each of the following will be deemed to be cash:

(1) any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, any Guarantee or the Intercompany Loan) that are assumed in connection with the transfer of any such assets pursuant to an agreement that releases the Parent or such Restricted Subsidiary from further liability in respect of those liabilities;

(2) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 90 days, to the extent of the cash or Cash Equivalents received in that conversion;

(3) Capital Stock or assets of the type referred to in Section 4.12(b)(ii) and (v); and

(4) Any Designated Non-Cash Consideration received by the Parent or its Restricted Subsidiaries in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.12(a)(d) that is at the time outstanding not to exceed $15 million (with Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent (or a Restricted Subsidiary) may apply such Net Proceeds:

(i) to the extent the Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms thereof) to prepay, repay, redeem or purchase (x) Indebtedness under Credit Facilities of a Restricted Subsidiary that is not a Guarantor (in each case, other than Indebtedness owed to the Parent or any Restricted Subsidiary), or (y) Indebtedness of a Guarantor that is secured by property or assets that do not secure the Notes provided that in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (1) the Parent or such Restricted Subsidiary shall retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Permitted Business is or becomes a Restricted Subsidiary of the Parent;

(iii) redeem or purchase Notes or to repurchase, prepay, redeem or repay any Indebtedness secured by Collateral that has been incurred under clause (1) of the definition of “Permitted Debt”, provided, that the Parent (or the applicable Restricted Subsidiary) shall make an offer to all Holders on a pro rata basis to purchase their Notes in accordance with the provisions set forth below for an Asset Sale Offer;

(iv) to make a capital expenditure; or

(v) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

(c) Pending the final application of any Net Proceeds, the Parent or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.12 shall constitute “Excess Proceeds” on the 366th day after consummation of the Asset Sale. When the aggregate amount of Excess Proceeds exceeds $30.0 million, within 10 days thereof, the Issuer and the Parent shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and, to the extent the Issuer and the Parent elect, to all holders of other Indebtedness that ranks pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer in respect of the Notes will be equal to and, in the case of pari passu Indebtedness the offer price will be no more than, 100% of the principal amount of the Notes or pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and shall be payable in cash in accordance with the procedures set out in this Indenture or the agreements governing the pari passu Indebtedness, as applicable, in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. To the extent payments are made to the Holders by the Parent or any other Guarantor in respect of any Asset Sale Offer, the amount of the Intercompany Loans may be correspondingly reduced in accordance with their terms and may be deemed proportionally repaid by the obligors thereon to the Issuer to the extent of such reduction.

(e) The Asset Sale Offer, insofar as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”) the Issuer or the Parent shall purchase the principal amount of Notes and to the extent the Issuer or the Parent elects, pari passu Indebtedness, required to be purchased by it pursuant to this Section 4.12, or if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and pari passu Indebtedness validly tendered in response to the Asset Sale Offer.

(f) To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, compliance by the Issuer and the Parent with the applicable securities laws and regulations shall not be deemed to be in breach of their obligations under the Asset Sale provisions of this Indenture.

Section 4.13 Limitation on Transactions with Affiliates. (a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) having a value greater than $2.5 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that reasonably could be obtained at the time of such transaction in arm’s-length dealings in a comparable transaction with a Person that is not an Affiliate; and

(ii) (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a majority of the members of the Board of Directors of the Parent who are disinterested with respect to such Affiliate Transaction have approved such Affiliate Transaction and have determined in good faith that such Affiliate Transaction complies with criteria set forth in clause (i) of this Section 4.13(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Parent shall have received an opinion as to the fairness to the Parent and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate issued by an accounting, appraisal or investment banking firm of international standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.13(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business and compensation (including bonuses and equity compensation) paid to and other benefits (including retirement, health and other benefit plans) and indemnification arrangements provided on behalf of directors, officers and employees of the Parent or any Restricted Subsidiary;

(ii) transactions between or among or primarily for the benefit of the Parent and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interests of the Parent, restricted share plans, long-term incentive plans, share appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees approved by the Board of Directors;

(v) Guarantees issued by the Parent or a Restricted Subsidiary in accordance with Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock);

(vi) the performance of obligations of the Parent or any Restricted Subsidiary under the terms of any agreement to which the Parent or any Restricted Subsidiary is a party on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms, taken as a whole, are not more materially disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date;

(vii) any issuance of Equity Interests (other than Disqualified Stock) of the Parent to Affiliates of the Parent;

(viii) any Restricted Payment that does not violate the provisions of Section 4.4 (Limitation on Restricted Payments) of this Indenture or Permitted Investments;

(ix) loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(x) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Parent and/or one or more Restricted Subsidiaries, on the one hand, and any other Person with which the Parent or such Restricted Subsidiaries are required or permitted to file a consolidated tax return or with which the Parent or such Restricted Subsidiaries are part of a consolidated group for tax purposes, on the other hand, provided that any payments by the Parent and the Restricted Subsidiaries required under such agreement are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(xi) transactions contemplated by supply, purchase or sale agreements with suppliers or purchasers or sellers of goods or services (other than the Parent or its Restricted Subsidiaries) in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are in the aggregate fair to the Parent or the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or senior management of the Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; and

(xii) the granting and performance of SEC registration rights for securities of the Parent.

Section 4.14 Reports. (a) Whether or not the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise is required to report on an annual basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Parent shall file with, or furnish to, the SEC and provide the Trustee with annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (or any successor form), in each case containing the information required to be contained therein, in accordance with the requirements for filing such reports prescribed by the SEC applicable to the Parent and as such requirements may be modified by the SEC from time to time. The requirement to provide any such report to the Trustee shall be deemed satisfied if such report has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system (or any successor method of filing).

(b) In addition to the foregoing, the Parent shall provide the Trustee, within 10 days after it files with, or furnishes to, the SEC copies of any other information, documents and reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which it is required to file with the SEC pursuant to Section 13 of 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to this Indenture. The requirement to provide any such report to the Trustee shall be deemed satisfied if such report has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval (EDGAR) system (or any successor method of filing).

(c) If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.14(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the Notes and footnotes thereto, to the extent permitted by the rules and regulations of the SEC, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

(d) The Parent, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Trustee and to the Holders of Notes and bona fide prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, for so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the exchange so require, all such reports will be available at the office of the Irish Paying Agent. The rules of the Irish Stock Exchange do not currently require an Irish Paying Agent.

Section 4.15 Limitation on Business Activities. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.16 Change of Control. If a Change of Control occurs, the Issuer must offer to repurchase all the Notes pursuant to an offer on the terms set forth in this Indenture (“Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer and the Parent shall mail a notice to each Holder (with a copy to the Trustee and the related Paying Agent) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, compliance by the Issuer and the Parent with the applicable securities laws and regulations shall not be deemed to be a breach of their obligations under the Change of Control provisions of this Indenture.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agents an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agents shall promptly pay (by wire transfer of immediately available funds, by mail or otherwise) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate, or cause an authentication agent appointed by it, to authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. To the extent payments are made to the Holders by the Parent or any other Guarantor in respect of the Change of Control Offer, the amount of the Intercompany Loans may be correspondingly reduced in accordance with their terms and may be deemed repaid proportionally by the obligors thereon to the Issuer to the extent of such reduction.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control shall be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.1 (Redemption) unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control (and shall satisfy the Issuer’s obligation to make such an offer upon such Change of Control) if a definitive agreement is in place at the time of the making of the Change of Control Offer that would, upon consummation, result in a Change of Control, and such Change of Control Offer is otherwise made by the Issuer or such third party in compliance with the provisions of this Section 4.16.

Section 4.17 Withholding Tax Gross Up on Non-U.S. Guarantees. All payments made by any of the non-U.S. Guarantors with respect to any Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which any non-U.S. Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made or any political subdivision thereof or therein (each, a “Tax Jurisdiction”), shall at any time be required to be made from, or any Taxes are imposed directly on any Holder or beneficial owner of the Notes on, any payments made by any of the non-U.S. Guarantors with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the relevant non-U.S. Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder (including such additional amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no such additional amounts shall be payable with respect to:

(i) any Taxes that would not have been imposed but for the Holder or the beneficial owner of the Notes being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed other than by the mere acquisition, holding, ownership or disposition of such Note or enforcement or exercise of any rights thereunder or the receipt of payments in respect thereof or any other connection with respect to the Notes;

(ii) any Taxes that are imposed or withheld as a result of the failure of the Holder of the Notes or beneficial owner of the Notes to comply with any written request, made to that Holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by any of the non-U.S. Guarantors (or their agents) to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirement, that is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(iii) any Note presented for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to such additional amounts had the note been presented on the last day of such 30 day period);

(iv) any estate, inheritance, gift, sale, transfer, personal property or similar tax or assessment;

(v) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vi) any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a European Union Member State; or

(vii) any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder or official governmental interpretations thereof (collectively, “FATCA”), to the extent that such Taxes would not have been imposed but for the failure by a Holder of Notes to (i) comply with applicable reporting and other requirements under FATCA and/or (ii) provide, upon reasonable demand by any Paying Agent, and at the time or times prescribed by applicable law, any form, document or certification required under FATCA, which, if provided, would establish that the payments are exempt from withholding under FATCA; or

(viii) any combination of clauses (i) through (vii) above.

Section 4.18 Payment of Non-Income Taxes and Similar Charges. The Payor shall pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes or any Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the United States, United Kingdom or Luxembourg or any other jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

Section 4.19 Compliance Certificate; Notice of Default. The Parent shall deliver to the Trustee within 120 days after the end of each fiscal year or at any time at the request of the Trustee, an Officers’ Certificate (the signer of which shall be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer) stating whether or not to the knowledge of such Officers, the Parent and its Restricted Subsidiaries have complied with all conditions and covenants under this Indenture that if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an Event of Default, and, if an Event of Default has occurred during such period, specifying all such Events of Default and the nature thereof of which such Officer has knowledge. Upon becoming aware of, and as of such time that the Parent should reasonably have become aware of, a Default or an Event of Default, the Parent shall also deliver to the Trustee promptly and in any event within 14 days of the occurrence of such Default, written notice of such events that would constitute a Default or an Event of Default, as the case may be, their status and what action the Parent is taking or proposes to take in respect thereof. Notwithstanding anything in this Section 4.19, the Parent shall, at the Trustee’s request, furnish the Trustee with evidence, in such form as the Trustee may require, as to compliance with any condition thereto relating to any action required or permitted to be taken by the Parent under this Indenture.

Section 4.20 Merger, Consolidation or Sale of Assets. (a) Neither the Parent nor the Issuer may, directly or indirectly: (i) merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Parent or the Issuer (as applicable) is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole or the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (a) the Parent or the Issuer (as applicable) is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation, amalgamation or other business combination (if other than the Parent or the Issuer (as applicable)) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of any European Union Member State, Switzerland, Norway, Canada, the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such merger, consolidation, amalgamation or other business combination (if other than the Parent or the Issuer (as applicable)) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer or the Parent (as applicable) under the Notes or the Parent’s Guarantee, respectively, this Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(iii) immediately after giving pro forma effect to such transaction, no Default or Event of Default exists and is continuing; and

(iv) the Parent, the Issuer (as applicable) or the Person formed by or surviving any such merger, consolidation, amalgamation or other business combination (if other than the Parent or the Issuer (as applicable)), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(1) (unless the transaction involves a merger with a corporation having no Indebtedness, material assets, material contractual obligations or material liabilities, in which the Parent survived), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.3(a) (Incurrence of Indebtedness and Issuance of Preferred Stock) or (ii) the Fixed Charge Coverage Ratio Improves; and

(2) furnishes to the Trustee an Officers’ Certificate stating that the transaction complies with this Indenture.

In addition, neither the Parent nor the Issuer shall, directly or indirectly, lease all or substantially all of its properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) A Guarantor (other than the Parent) shall not:

(i) directly or indirectly merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not such Guarantor is the surviving corporation); or

(ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or similar transaction), taken as a whole, in one or more related transactions, to another Person; unless

(1) immediately after giving pro forma effect to such transaction, no Default or Event of Default exist and is continuing; and

(2) either:

(A) if such entity remains (or its successor will remain) a Guarantor, (A) such Guarantor is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor or another Guarantor) or to which such sale, assignment, transfer, conveyance or other distribution has been made if not a Guarantor assumes all the obligations of that Guarantor under this Indenture and its Guarantee pursuant to a supplemental indenture substantially in the form attached as Exhibit D hereto; or

(B) the merger, consolidation, amalgamation or other combination or sale or disposition of all or substantially all of its assets complies with Section 4.12 (Asset Sales).

(c) Notwithstanding the preceding provisions of this Section 4.20:

(i) any Guarantor may merge, consolidate, amalgamate or otherwise combine with or into an Affiliate primarily for the purpose of reincorporating such Guarantor under the laws of any European Union Member State, Switzerland, Norway, Canada, Russia, Cyprus, Luxembourg, the United States, any state of the United States or the District of Columbia (except that the Parent may so reincorporate only in any state of the United States or any European Member Union State); and

(ii) a Restricted Subsidiary may merge, consolidate, amalgamate or otherwise combine with or into or sell, assign, transfer, convey, lease or otherwise dispose of assets to the Parent or any of its Restricted Subsidiaries.

(d) Any successor entity (if other than a Guarantor or the Issuer, as the case may be) will succeed to, and be substituted for, and may exercise every right and power of, the non-surviving Guarantor or the Issuer, as the case may be, under the Indenture, the Notes, the non-surviving Guarantor’s Guarantee, the Intercompany Loan and the Security Documents (and other relevant agreements hereunder), in each case, to the extent a party thereto, and upon such substitution, the predecessor Person shall be released.

Section 4.21 Limitation on Sale and Leaseback Transactions. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that any Guarantor may enter into a sale and leaseback transaction if:

(i) that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.3(a) (Incurrence of Indebtedness and Issuance of Preferred Stock), and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.9 (Limitation on Liens);

(ii) the net cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(iii) the Parent or a Restricted Subsidiary applies the net proceeds of such transaction in compliance with Section 4.12 (Asset Sales).

Section 4.22 Additional Security and Guarantees. (a) If the Parent or any Restricted Subsidiary acquires or creates another Significant Subsidiary, then (i) such Significant Subsidiary shall become a Guarantor within 20 Business Days of having been acquired or created, (ii) the parent of such Significant Subsidiary shall have executed one or more Security Documents granting to the Security Agent or Polish Security Agent, as applicable, subject to Section 11.14, for the benefit of the Holders of the Notes a first priority pledge of shares in such Significant Subsidiary within such 20 Business Day period (subject to Permitted Collateral Liens) and (iii) the parent of such Significant Subsidiary shall have taken all reasonably required steps under applicable law and undertaken other customary procedures in connection with the granting of such security interests, provided, however, that no Significant Subsidiary will be required to become a Guarantor nor shall its shares be required to be so pledged to the extent and for so long as the incurrence of such Guarantee or granting of such pledge (x) would be reasonably likely to result in any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the parent or such Significant Subsidiary, any liability for the officers, directors or shareholders of such Significant Subsidiary or any current or future cost expense, liability or obligation (including any tax) other than de minimis costs and expense, (y) would be prohibited by the terms of any agreement with holders of a direct or indirect minority interest in such Restricted Subsidiary, provided that the Parent or the relevant Restricted Subsidiary has used commercially reasonable efforts to obtain consent from the holders of the minority equity interest in such Restricted Subsidiary or (z) would be prohibited by any Acquired Debt in respect of such new Significant Subsidiary and such Acquired Debt is otherwise permitted to be incurred under this Indenture and provided that such Acquired Debt has not been incurred in contemplation of, or in connection with, the transaction or series of transactions pursuant to which such Person becomes a Significant Subsidiary of or was otherwise acquired by the Parent or a Restricted Subsidiary. Each new Guarantor shall execute a supplemental indenture substantially in the form attached as Exhibit D hereto. Notwithstanding the foregoing, the Copecresto Subsidiaries will not be required to become Guarantors, regardless of whether they become Significant Subsidiaries, provided that on each Guarantor Testing Date, the total number of Guarantees provided by the Restricted Subsidiaries does not fall below the 85% threshold set forth in the following paragraph.

(b) After the Issue Date, the Parent shall cause one or more additional Restricted Subsidiaries (x) to become a Guarantor and (y) to execute a supplemental indenture substantially in the form attached as Exhibit D hereto, so that Guarantees are provided by such Restricted Subsidiaries of the Parent whose aggregate unconsolidated EBITDA and assets, taken together with the unconsolidated EBITDA and assets of the Parent, comprise at least 85% of the Consolidated EBITDA and consolidated assets of the Parent, respectively, determined as of each date (the “Guarantor Testing Date”) on which the Parent is required to provide to the Trustee and the Holders of the Notes (i) an annual report or (ii) a quarterly report in accordance with the provisions set out in Section 4.14 (Reports), in each case after giving pro forma effect to any sales or other distributions of assets not reflected therein, and in each case except to the extent that the incurrence of such Guarantees (x) would be reasonably likely to result in any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to Parent or such Significant Subsidiary, any liability for the officers, directors or shareholders of such Significant Subsidiary or any current or future cost, expense, liability or obligation (including any tax) or than de minimis costs and expenses, (y) would be prohibited by the terms of any agreement with holders of a minority equity interest in such Restricted Subsidiary, provided that the Parent or the relevant Restricted Subsidiary has used commercially reasonable efforts to obtain consent from the holders of the minority equity interest in such Restricted Subsidiary or (z) would be prohibited by any Acquired Debt in respect of such new

Restricted Subsidiary and such Acquired Debt is otherwise permitted to be incurred under this Indenture and provided such Acquired Debt has not been incurred in contemplation of, or in connection with, the transaction or series of transactions pursuant to which such Person becomes a Restricted Subsidiary.

The Parent shall cause any Significant Subsidiary that is not a Guarantor that guarantees any third-party interest bearing Indebtedness for borrowed money of any Guarantor or the Issuer to execute and deliver to the Trustee a supplemental indenture substantially in the form attached as Exhibit D hereto pursuant to which such Significant Subsidiary will, to the maximum extent permitted by law, guarantee payment of the Notes on substantially the same terms and conditions as those set forth in this Indenture; provided, however, that no Restricted Subsidiary shall be required to become a Guarantor to the extent and for so long as a consequence of the incurrence of such Guarantee would be reasonably likely to result in any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Parent or such Significant Subsidiary, any liability for the officers, directors or shareholders of such Significant Subsidiary or any current or future cost, expense, liability or obligation (including any tax) other than de minimis costs and expenses.

Section 4.23 Delivery of Security and Guarantees. (a) The Parent will use its reasonable efforts to deliver on the Issue Date or as soon as practicable thereafter (i) pledges (or charges) of shares in the Issuer and the U.S. Guarantors (other than the Parent), and, subject to filing, registration and similar requirements, the Netherlands Guarantor, the Cayman Guarantor and the Luxembourg Guarantors, and evidence of the deposit for filing, application for registration thereof or compliance with other similar requirements, (ii) financial pledges and executed registered pledge agreements, subject to registration, of the Polish Guarantors shall be required to be so pledged on the Issue Date, (iii) pledges of, or in the applicable jurisdictions, assignments of rights under, each Specified Bank Account of the Issuer and each Guarantor (other than the Russian Guarantors) as of the Issue Date, and (iv) a pledge (or assignment) of the Intercompany Loan made by the Issuer to CEDC International sp. z.o.o. and, upon funding, pledges (or assignments) of the Intercompany Loan made by the Issuer to Jelegat Holdings Limited and the RAG On-Loans.

(b) The Parent shall use its reasonable efforts to, within 15 Business Days after the Issue Date or as soon as reasonably practicable thereafter, (i) deliver pledges of shares in the Cyprus Guarantors, and (ii) deliver pledge agreements, and evidence of the filing thereof for registration with the appropriate authority, over the Intellectual Property Rights.

(c) The Parent shall use its reasonable efforts to, within two months after the Issue Date or as soon as reasonably practicable thereafter, (i) deliver registered pledges of participatory interests of or shares in, as appropriate, the Russian Guarantors; (ii) deliver a registered business quota pledge of the Hungarian Guarantor; (iii) deliver assignment of rights under each non-Russian Specified Bank Account and withdrawal rights agreements for each Russian Specified Bank Account of the Russian Guarantors, and (iv) deliver mortgage agreements and evidence of filing motions with the appropriate Polish registry to register mortgages over the real property and fixtures of CEDC International production plants.

(d) The Parent shall use its reasonable efforts to deliver within six months after the Issue Date or as soon as reasonably practicable thereafter, mortgage agreements and evidence of filing motions with the appropriate registry to register the mortgages over real property, land rights and fixtures (to the extent qualified as real property under Russian law) of the Russian Alcohol Group’s Siberian Distillery and First Kupazhniy Factory.

(e) At any time that the Issuer or any Guarantor creates, acquires or otherwise owns or holds a Specified Bank Account after the Issue Date, the Parent shall use reasonable efforts to deliver pledges or, in the applicable jurisdictions, assignments of rights under each Specified Bank Account (or withdrawal rights agreements in the case of any Russian Specified Bank Account of a Russian Guarantor) as promptly as reasonably practicable.

(g) With respect to any security that may be required to be given in respect of Specified Bank Accounts that is not currently permitted by Existing Indebtedness, the Parent shall use reasonable efforts to obtain relevant consents or amendments to allow such security to be given upon or prior to the requirement so arising. In obtaining any consent or amendment required in respect of any such security agreed to be provided, no covenant herein shall require that the Parent or any of its subsidiaries pay any fee or other payment that is unduly burdensome, as determined in the good faith judgment of the senior officers or Board of Directors of the Parent.

Section 4.24 Impairment of Security Interest. The Parent shall not and shall not permit any Restricted Subsidiary to take or knowingly or negligently omit to take any action which action or omission would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the definition of Permitted Collateral Liens (including the release and re-taking of one or more Liens in connection with the incurrence of Permitted Collateral Liens) shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders of the Notes (including any Additional Notes), and the Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent (or Polish Security Agent), for the benefit of the Trustee and the Holders of the Notes (including any Additional Notes) and the other beneficiaries described in the Security Documents, any interest in any of the Collateral; provided that the Parent and its Restricted Subsidiaries may incur Liens on the Collateral permitted by the definition of Permitted Collateral Liens; provided further, however, that (a) nothing in this provision shall restrict the release or replacement of any Collateral in compliance with the terms of this Indenture, the Security Documents and any intercreditor agreements, and (b) any Collateral or any Security Document relating to any Collateral may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced (i) if contemporaneously with any such action, the Parent delivers to the Trustee an Officers’ Certificate confirming that the Parent is solvent or an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement (an “Amendment”), the Lien or Liens (other than in respect of Liens on assets that have been added to the Collateral as a result of such Amendment) created under any Security Document relating to any Collateral so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens enforceable in accordance with their terms against the grantor of the Liens and not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such Amendment or (ii) to allow for the conversion of an entity the shares of which constitute Collateral to another form of Person (or to allow for conversion, recapitalization or similar transactions involving the shares or other Equity Interests of any such entity) if contemporaneously with any such action, the Parent delivers to the Trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such an Amendment, the Lien or Liens created in respect of such Collateral so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens enforceable in accordance with their terms against the grantor of the Liens. In the event that the Parent complies with the requirements of this Section 4.24, the Trustee and the Security Agent (including the Polish Security Agent) shall consent to any such Amendment without the need for instructions from Holders of the Notes.

Section 4.25 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default, provided that in no event shall the business operated on the Issue Date by any of the Parent and CEDC International sp. z.o.o. be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.4 (Limitation on Restricted Payments) or under one or more clauses of the definition of Permitted Investments, as determined by the Parent; provided that this restriction shall not apply if the subsidiary has less than $1,000 of total assets. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.4 (Limitation on Restricted Payments). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock), the Parent shall be in default under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock). The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary

provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock), calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.26 Amendments to or Prepayments of the Intercompany Loans. Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Issuer and the Parent shall not, and shall not permit any Restricted Subsidiary to, (i) prepay or otherwise reduce or permit the prepayment or reduction of any Intercompany Loan; or (ii) amend, modify or alter the Intercompany Loans in any manner adverse to the Holders of the Notes; provided, that, without the consent of each Holder affected thereby, the Issuer and the Parent will not, and will not permit any Restricted Subsidiary to, amend, modify or alter any Intercompany Loan to:

(i) other than as permitted by a majority of the Holders pursuant to (i) above, change the Stated Maturity of the principal of, or any installment of interest on such loan;

(ii) reduce the rate of interest on such loan to below the interest rate on the Notes;

(iii) change the currency for payment of principal or interest on such loan;

(iv) reduce the above-stated percentage of Notes the consent of whose Holders is necessary to modify or amend such loans;

(v) waive a default in the payment of any amount under such loan; or

(vi) sell or transfer such loan other than pursuant to its terms or as otherwise permitted by this Indenture.

Notwithstanding the foregoing, the Intercompany Loans may be amended to provide for the issuance of Additional Notes, to cure any ambiguity, mistake, omission, defect or inconsistency and to provide for the assumption by a successor Person, and may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of Notes.

Section 4.27 Limitations on Activities of the Issuer. Notwithstanding anything contained in this Indenture to the contrary, the Issuer shall not engage in any business activity or undertake any other activity, except any activity (a) relating to the offering, sale or issuance of the Notes and the Additional Notes, if any, and any Capital Markets Debt (including the Existing Notes), the incurrence of Indebtedness represented by the Notes and the Additional Notes, if any, and any Capital Markets Debt, lending or otherwise advancing the proceeds thereof to any Guarantor and any other activities in connection therewith, (b) undertaken with the purpose of fulfilling any obligations under the Notes, the Additional Notes, this Indenture or any Capital Markets Debt or any security documents or other agreements relating to any of the foregoing, (c) directly related to the establishment and/or maintenance of the Issuer’s corporate existence, (d) performing any act incidental to or necessary in connection with any of the above or (e) other activities that are not specified in (a) through (d) above that are de minimis in nature.

The Issuer shall not (a) incur any Indebtedness other than the Indebtedness represented by the Notes and, subject to compliance with Section 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock), Additional Notes and any Capital Markets Debt, (b) issue any Capital Stock other than the issuance of its ordinary shares to the Parent, any Wholly Owned Restricted Subsidiary of the Parent or otherwise in a de minimis amount to local residents to the extent required by applicable law or (c) make any Restricted Payment or Permitted Investment, other than cash, Cash Equivalents and Intercompany Loans.

The Issuer shall not create, incur, assume or suffer to exist any Lien of any kind (other than Issuer Permitted Liens) against or upon any of its property or assets, or any proceeds therefrom.

The Issuer shall at all times remain a Wholly-Owned Restricted Subsidiary of the Parent.

The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into another Person except the Parent or a wholly owned Guarantor, or sell, convey, transfer, lease or otherwise dispose of (other than any Issuer Permitted Collateral Lien, or any Restricted Payment or Permitted Investment permitted by this Section 4.27) any material property or assets to any Person except the Parent or a wholly owned Guarantor, provided that, in the event it so combines with the Parent or a wholly owned Guarantor or so disposes of property or assets to the Parent or a wholly owned Guarantor, then immediately after such transaction the Parent or such wholly owned Guarantor shall (a) assume all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture substantially in the form attached as Exhibit D hereto and (b) deliver to the Trustee an Officers’ Certificate which complies with applicable provisions of this Indenture or investments in the Notes, the Guarantees, Existing Notes and the Existing Guarantees.

For so long as any Notes are outstanding, none of the Issuer, the Parent or any other Guarantor shall commence or take any action to cause a winding-up or liquidation of the Issuer.

Except as provided in this Indenture, the Issuer shall not, and the Parent shall procure that the Issuer does not, assign or novate its rights under the Intercompany Loans.

Section 4.28 Limitations on Activities of Jelegat Holdings Limited. The Parent and the Issuer shall procure that Russian Alcohol Finance Limited shall not, without the prior written consent of the Trustee (a) sell, factor, discount, transfer, assign, lend or otherwise dispose of any of its right, title or interest in or to the RAG On-Loans, nor shall it create or permit to be outstanding any mortgage, pledge, Lien, charge, encumbrance or other security interest over the RAG On-Loans, other than in accordance with this Indenture; (b) engage in any business other than (i) making and performing its obligations under the RAG On-Loans; (ii) issuing and performing its obligations under the Proceeds Loan; (iii) entering into, exercising rights under, performing obligations under or enforcing the RAG Transaction Documents; (iv) activities directly related to the establishment and/or maintenance of the Russian Alcohol Finance Limited’s corporate existence or (v) performing any act incidental to or necessary in connection with any of the above; or (vi) other activities that ae not specified in (a) through (d) above that are de minimis in nature; (c) amend its constitutional documents (other than as reasonably appropriate to implement the provisions of this Indenture); (d) have any subsidiaries; (e) have any employees (for the avoidance of doubt, the Directors of Russian Alcohol Finance Limited do not constitute employees); (f) issue any shares (other than such shares as are in issue as at the Issue Date nor redeem or purchase any of its issued share capital; (g) amend any term or condition of any of the Proceeds Loan or the RAG On-Loans (save in accordance with the terms of this Indenture); (h) incur any Indebtedness for borrowed money or any guarantees other than in respect of the Proceeds Loan or any document entered into in connection with the Proceeds Loan or the sale thereof or pursuant to the terms of this Indenture; (i) enter into any reconstruction, amalgamation, merger or consolidation; (j) enter into any lease in respect of, or own premises; (k) agree to any amendment to any provision of or grant any waiver or consent under the RAG Transaction Documents to which it is a party or execute any agreement (save in accordance with the terms of this Indenture); or (l) otherwise than as contemplated in the RAG Transaction Documents, release from or terminate the appointment of a collateral manager under a collateral management agreement or a collateral administrator under a collateral administration agreement (including in each case any transactions entered into thereunder) or release any of them from any executory obligation thereunder.

Jelegat Holdings Limited shall pay its debts as they fall due. Russian Alcohol Finance Limited shall do all such things as are necessary to maintain its corporate existence.

Section 4.29 Listing. The Parent shall use its reasonable efforts to list and maintain the listing of the Notes on the Global Exchange Market of the Irish Stock Exchange or another recognized stock exchange (such as the Luxembourg Stock Exchange); provided, however, that if the Parent is unable to list the Notes on the Global Exchange Market of the Irish Stock Exchange or if maintenance of such listing becomes unduly onerous, it will use its reasonable efforts to maintain a listing of such Notes on another recognized stock exchange.

Section 4.30 Payments for Consent. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, other than any Holder who waives the right to receive all or any part of such consideration.

ARTICLE V

SUCCESSOR COMPANY

In the event of the merger, consolidation, amalgamation or other combination of the Issuer or any of the Guarantors with or into another Person (whether or not the Issuer or any such Guarantor, as the case may be, is the surviving company), or the sale, assignment, conveyance, lease, transfer or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Issuer or any such Guarantor in which a successor entity assumes the obligations of the Issuer or a Guarantor pursuant to Section 4.20 (Merger, Consolidation or Sale of Assets), then the successor entity to the Issuer or any Guarantor, as the case may be, will succeed to and be substituted for, and may exercise every right and power of, the non-surviving Issuer or any such Guarantor, as the case may be, under this Indenture, the Notes, the non-surviving Guarantor’s Guarantee, the Intercompany Loans and the Security Documents (and other relevant agreements related hereto), in each case to the extent party thereto, with the same effect as if such successor entity to the Issuer or any such Guarantor had been named herein as the Issuer or any such Guarantor, as the case may be, and thereafter (except in the case of a lease) the predecessor company will be relieved of all further obligations and covenants under all such documents and agreements .

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.1 Events of Default. When used herein with respect to the Notes, “Event of Default” means any one of the following events which shall have occurred and be continuing:

(i) default for 30 days in the payment when due of interest on if any, with respect to, the Notes;

(ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(iii) failure by the Parent or any of its Significant Subsidiaries to comply with the provisions described in Section 4.20 (Merger, Consolidation or Sale of Assets);

(iv) failure by the Parent or any of its Restricted Subsidiaries for 30 days after written notice to the Parent by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in this Indenture or the Security Documents;

(v) default (after giving effect to any applicable grace period) under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Significant Subsidiaries (or group of Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Parent or any of its Significant Subsidiaries (or group of Subsidiaries that together would constitute a Significant Subsidiary)), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(vi) failure by the Parent or any of its Significant Subsidiaries (or group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not paid, discharged or stayed for a period of 60 days;

(vii) breach by the Parent or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Security Documents, the repudiation by the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary) of any of its obligations under the Security Documents or the unenforceability of the Security Documents against the Parent or any of its Restricted Subsidiaries for any reason;

(viii) except as permitted by this Indenture, any Guarantee of the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary), or any Person acting on behalf of any such Person, denies or disaffirms its obligations under its Guarantee;

(ix) (x) any Intercompany Loan ceases to be in full force and effect other than in accordance with the terms of this Indenture or is declared fully or partially void in a judicial proceeding or any Intercompany Borrower asserts that any Intercompany Loan is fully or partially invalid and (y) the Guarantee of the Parent is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Parent, or any Person acting on behalf of any the Parent, denies or disaffirms its obligations under its Guarantee; or

(x) (i) any RAG On-Loan ceases to be in full force and effect other than in accordance with the terms of this Indenture or is declared fully or partially void in a judicial proceeding or any RAG Intercompany Borrower asserts that any RAG On-Loan is fully or partially invalid, (ii) the repudiation or disaffirmation by Russian Alcohol Finance Limited of its obligations under any of the Security Documents or the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against Russian Alcohol Finance Limited for any reason, (iii) any Security Document shall cease to be in full force and effect (other than in accordance with their respective terms or the terms of this Indenture), or cease to be effective in all material respects to grant the Security Agent a perfected Lien on the RAG On-Loans with the priority purported to be created thereby or, (iv) the Issuer or Russian Alcohol Finance Limited amends any constitutional documents in any manner which adversely affects the enforceability, validity, perfection or priority of the Security Agent’s Lien on any RAG On-Loan or which adversely affects the value of any RAG On-Loan in any material respect;

(xi) (1) the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary), pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case or proceeding, or any other case or proceeding to be adjudicated bankrupt or insolvent, or consents to the filing of a petition, application, answer or consent seeking reorganization or relief;

(B) consents to the entry of an order or decree for relief against it in an involuntary case or proceeding, or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator (or other similar official) of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts generally as they become due; or

(2) a court of competent jurisdiction enters an order or decree under Bankruptcy Law that:

(A) is for relief against the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary) in an involuntary case;

(B) adjudges the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary) bankrupt or insolvent, or seeks reorganization, arrangement, adjustment or composition of or in respect to the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary);

(C) appoints a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator (or other similar official) of the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Parent of any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary); or

(D) orders the winding-up or liquidation of the Parent or any of its Significant Subsidiaries (or any group of Subsidiaries which together would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.2 Acceleration. (a) If an Event of Default (other than an Event of Default described in clause (10) or (11) of Section 6.1 (Events of Default)) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.1 (Events of Default) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or Payment Default triggering such Event of Default pursuant to clause (5) of Section 6.1 (Events of Default) shall be remedied or cured by the Parent or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in clause (10) or (11) of Section 6.1 (Events of Default) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.3 Other Remedies. If an Event of Default of which the Trustee has knowledge occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

Section 6.4 The Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture and under the Guarantees may be prosecuted and enforced, at the expense of the Holders, by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as Trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.5 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 (Replacement Notes), no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

Section 6.6 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 6.6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, in each case in accordance with the terms of this Indenture.

Section 6.7 Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, interest and premium, if any, on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.8 Control by Majority. Subject to Section 2.9 (Acts by Holders), the Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to Section 7.1 (Duties of Trustee and Agents), however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to security and/or indemnity satisfactory to it against any loss, liability, fee and expense caused by taking or not taking such action.

Section 6.9 Limitation on Suits. Subject to Section 6.10 (Rights of Holders to Receive Payment) of this Indenture, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(ii) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy; 83

(iii) such Holders have offered the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.10 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 8.9 (Repayment to the Issuer; Unclaimed Money) hereof), the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.11 Collection Suit by Trustee. If an Event of Default in payment of principal, premium, if any, and interest specified in clause (1) or clause (2) of Section 6.1 (Events of Default) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer, the Guarantors or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.6 (Compensation and Indemnity).

Section 6.12 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements, advances or any other amounts due to the Trustee under Section 7.6 (Compensation and Indemnity), its agents, appointees and counsel, accountants and experts) and the Holders allowed in any judicial proceedings relating to the Issuer or the Guarantors, their creditors or their property or any other obligor on the Notes, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Bankruptcy Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and appointee and counsel, and any other amounts due to the Trustee under Section 7.6 (Compensation and Indemnity). To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and appointees and counsel, and any other amounts due to the Trustee under Section 7.6 (Compensation and Indemnity) hereof out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Section 6.13 Priorities. If the Trustee collects any money or property pursuant to this Article VI, or if it receives the proceeds of enforcement from the Security Agent or Polish Security Agent pursuant to Article XI (Security and Security Agent), it shall pay out the money or property in the following order:

First: to the Trustee, the Agents and their agents and appointees and attorneys for amounts due under this Indenture, including (but not limited to) payment of all compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer.

The Principal Paying Agent, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13; provided that the failure to give any such notice shall not affect the establishment of such record date or payment date for Holders pursuant to this Section 6.13.

Section 6.14 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored by the Issuer severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.15 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.15 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.10 (Rights of Holders to Receive Payment), or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE VII

TRUSTEE, SECURITY AGENT AND POLISH SECURITY AGENT

Section 7.1 Duties of Trustee and Agents. (a) If an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care, skill and diligence in their exercise as a reasonably prudent person would exercise or use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

(b) Subject to the foregoing,

(i) the Trustee and the Agents will perform only those duties as are specifically set forth herein and no others and no implied covenants duties or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii) in the absence of bad faith on their part, the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions and such other documents delivered to them and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are required to be furnished to the Trustee or the Agents, the Trustee or the Agents, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but they need not confirm or investigate the accuracy of mathematical calculations or facts stated therein).

(c) None of the Trustee nor any Agent may be relieved from liability for its own gross negligence, or its own willful misconduct, except that:

(i) this subsection (c) does not limit the effect of Section 7.1(b);

(ii) none of the Trustee nor any Agent shall be liable for any error of judgment made in good faith by a Trust Officer of the Trustee or such Agent, unless it is proved that the Trustee or such Agent was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee and the Agents shall not be liable with respect to any action they take or omit to take in good faith in accordance with a direction received by them hereunder.

(d) No provision of this Indenture shall require the Trustee or any Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it does not receive such funds or an indemnity satisfactory to it in its sole discretion against such risk, liability, loss, fee or expense which might be incurred by it in compliance with such request or direction.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or any Agent is subject to subsections (a), (b), (c) and (d) of this Section 7.1, Section 7.2 and Section 7.6.

(f) None of the Trustee nor any Agent shall be liable for interest on any money received by it. Money held by the Trustee or any Agent need not be segregated from other funds except to the extent required by law.

(g) Any provision hereof relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities in which it may serve, and to each Agent, custodian and other person employed to act hereunder.

(i) Each Holder (by accepting the Notes) hereby instructs and authorizes the Security Agent and the Polish Security Agent to enter into the Security Documents each is expressed to be a party to and to carry out the terms thereof.

Section 7.2 Rights of Trustee and Agents. Subject to Section 7.1 (Duties of Trustee and Agents): (a) The Trustee and each Agent may rely conclusively on and shall be protected from acting or refraining from acting in good faith based upon any document believed by them to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor any Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent order, approval, appraisal, bond, debenture, note, coupon, security or other paper or document, but the Trustee or its Agent, as the case may be, in its discretion, may make reasonable further inquiry or investigation into such facts or matters stated in such document and if the Trustee or its Agent as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, at reasonable times during normal business hours, personally or by agent or attorney at the cost of the Issuer and it shall incur no liability of any kind by reason of such inquiry or investigation. The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless (i) a Trust Officer assigned to and working in the Trustee’s Office has actual knowledge thereof or (ii) unless written notice thereof is received by the Trustee pursuant to Section 12.1 (Notices), and such notice clearly references the Notes, the Issuer or this Indenture.

(b) Before the Trustee or any Agent acts or refrains from acting, it may consult with counsel of its choice and require (at the Issuer’s expense) an Officers’ Certificate or an Opinion of Counsel or both, which shall conform to the provisions of Sections 12.2 (Certificate and Opinion as to Conditions Precedent) and 12.3 (Statements Required in Certificate or Opinion). Neither the Trustee nor any Agent shall be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee, the Security Agent and the Polish Security Agent may employ or retain such counsel, accountants, appraisers or other experts or advisers as they may reasonably require for the purpose of determining and discharging their rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them.

(d) The Trustee, the Security Agent and the Polish Security Agent shall not be liable for any action they take or omit to take in good faith which they reasonably believe to be authorized or within their rights or powers conferred upon them by this Indenture; provided, however, that the conduct of the Trustee, the Security Agent or the Polish Security Agent (as the case may be) does not constitute willful misconduct, gross negligence or bad faith.

(e) The Trustee or any Agent may consult with counsel or other professional advisor of its selection and the advice or opinion of such counsel, with respect to matters of law, or other professional advisor, with respect to other matters, shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, with respect to matters of law, or other professional advisor, with respect to other matters.

(f) Except to the extent provided for in Section 9.1 (Amendment, Supplement and Waiver) and subject to Section 9.2 (Revocation and Effect of Consents) hereof, the Trustee may (but shall not be obligated to), without the consent of the Holders, give any consent, waiver or approval required by the terms hereof, but shall not without the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (i) give any consent, wavier or approval or (ii) agree to any amendment or modification of this Indenture, in each case, that shall have a material adverse effect on the interest of any Holder. The Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any consent, waiver, approval, amendment or modification shall have a material adverse effect on the interests of any Holder.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(h) The Trustee, the Security Agent and the Polish Security Agent will be under no obligation to exercise any of the rights or powers vested in them by this Indenture or the Security Documents (as the case may be) at the request or direction of any of the Holders or the Trustee, in the case of the Security Agent and the Polish Security Agent, unless such Holders have provided to the Trustee, the Security Agent, or the Polish Security Agent (as the case may be) indemnity and/or security satisfactory to the Trustee, the Security Agent or the Polish Security Agent (as the case may be) against the losses, liabilities and expenses that might be incurred by any of them in compliance with such request or direction.

(i) None of the Trustee or the Security Agents shall have any duty to inquire as to the performance of the covenants in Article IV (Covenants) hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.1(a)(1) or (2) (Events of Default) hereof (but only so long as an Affiliate of the Trustee is the Principal Paying Agent); and (ii) any Default or Event of Default of which it shall have received written notice pursuant to Section 12.1 (Notices) and such notice clearly references the Notes, the Issuer or this Indenture or of which a Trust Officer shall have obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.14 (Reports) is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(j) The Trustee and the Security Agents shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(k) In no event shall the Trustee, the Security Agent or the Polish Security Agent be responsible or liable for any failure or delay in the performance of their obligations hereunder or under the Security Documents arising out of, or caused by, directly or indirectly, forces beyond their control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, acts of God or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee, the Security Agent and the Polish Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) Whether or not specifically referred to in any provision herein, the rights, privileges, protections, immunities and benefits given to the Trustee and the Polish Security Agent, including their right to be indemnified, are extended to, and shall be enforceable by U.S. Bank National Association, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch in each of their capacities hereunder and by each agent, custodian and other person employed to act hereunder. Absent willful misconduct or gross negligence, each Paying Agent, Transfer Agent and Registrar shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(m) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(n) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the requisite majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(o) The permissive right of the Trustee or any Agent to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(p) Notwithstanding any provision of this Indenture to the contrary, the Trustee and the Agents shall not in any event be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, business, goodwill or lost opportunity of any kind), whether or not foreseeable, even if the Trustee or Agent had been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

(q) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(r) The Trustee and any Agent may act through their attorneys and agents and shall not be under an obligation to monitor or supervise such attorneys’ or agents’ actions and shall not be responsible for the misconduct or negligence of any agent; provided that such attorneys or agents have been appointed with due care.

(s) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(t) The Trustee and any Agent may request that the Issuer deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered any not superseded.

(u) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(v) Nothing in this Indenture shall require the Trustee or any Agent to take any action which may be inconsistent with, or in violation of any laws, rules or regulations in force in the jurisdiction where the Trustee or such Agent are located.

Section 7.3 Individual Rights of Trustee and Agents. The Trustee or any Agent in its respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries, or their respective Affiliates with the same rights it would have if it were not the Trustee or an Agent. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.9 and 7.12.

Section 7.4 Trustee and Agents’ Disclaimer. The Trustee and the Agents shall not be responsible for and make no representation as to the validity, effectiveness, correctness or adequacy of this Indenture, any Security Document or Collateral, the offering materials related to this Indenture or the Notes; it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision hereof; it shall not be responsible for the use or application of any money received by any Agent and it shall not be responsible for any statement or recital herein of the Issuer, or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.

Section 7.5 Notice of Default. If an Event of Default occurs and is continuing and such event is known by the Trustee, the Trustee must deliver to each Holder, as their names and addresses appear on the list of Holders described in Section 2.5 (List of Holders), notice of the Default or Event of Default within 90 days after the earlier of the Trustee having actual knowledge or receiving written notice of such Default or Event of Default, unless such Default has been cured, provided that except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice of Default or an Event of Default (except a Default in payment of principal of, premium, if any, or interest on any Note) if and for so long as the Trustee in good faith determines that it is in the best interests of the Holders to withhold such notice.

Section 7.6 Compensation and Indemnity. The Issuer, failing which the Guarantors, shall pay to the Trustee and Agents from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, failing which, the Guarantors, shall reimburse the Trustee and Agents upon request for all disbursements, expenses and advances (including properly incurred fees and expenses of counsel) incurred or made by it in addition to the compensation for their services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s or any

Agent’s gross negligence, willful misconduct or bad faith. Such expenses shall include the compensation, disbursements and expenses of the Trustee’s and Agents’ accountants, experts and counsel and any taxes (other than taxed based on the income of the Trustee or franchise, doing business or other similar taxes imposed on the Trustee) or other expenses incurred by a trust created pursuant to Section 8.4 (Conditions to Legal or Covenant Defeasance) hereof.

The Issuer, failing which, the Guarantors jointly and severally, agrees to pay the fees and expenses of the Trustee’s legal counsel in connection with its review, preparation and delivery of this Indenture and related documentation. The Issuer and the Guarantors, shall jointly and severally indemnify each of the Trustee, any predecessor Trustee and the Agents (which, for purposes of this Section 7.6, include such Trustee’s and Agents’ affiliates, officers, directors, employees and agents) and in any other capacity the Trustee may serve hereunder for, and hold them harmless against, any and all loss, damage, claim, proceedings, demands, costs, expense or liability including taxes (other than taxes based on the income of the Trustee or franchise, doing business or other similar taxes imposed on the Trustee) incurred by the Trustee or an Agent without gross negligence or willful misconduct on its part in connection with acceptance of administration of this trust and performance of any provision under this Indenture, including the expenses and counsel fees and expenses of defending itself against any claim of liability arising hereunder and the Trustee shall not be bound to take any steps hereunder unless it has been so indemnified and/or secured to its reasonable satisfaction. The Trustee and the Agents shall notify the Issuer promptly of any claim asserted against the Trustee or such Agent for which it may seek indemnity. However, the failure by the Trustee or the Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee or such Agent shall cooperate in the defense (and may employ its own counsel reasonably satisfactory to the Trustee) at the Issuer’s expense provided, however, if in the judgment of the Trustee (i) a conflict of interest exists by reason of common representation, (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Issuer or (iii) if all parties commonly represented do not agree as to the action (or inaction) of counsel, then the Issuer shall not defend such claim. The Trustee or such Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Issuer’s and Guarantor’s payment obligations in this Section 7.6, the Trustee and the Agents shall have a Lien prior to the Notes against all money or property held or collected by the Trustee and the Agents, in its capacity as Trustee or Agent, except money or property held to pay principal or premium, if any, or interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

When the Trustee or an Agent incurs expenses or renders services after the occurrence of an Event of Default specified in clause (10) or (11) of Section 6.1 (Events of Default), the expenses (including the fees and expenses of its agents and counsel) and the compensation for the services shall be preferred over the status of the Holders in a proceeding under any Bankruptcy Law and are intended to constitute expenses of administration under any Bankruptcy Law.

The Issuer’s and the Guarantors’ obligations under this Section 7.6 and any claim arising hereunder shall survive the termination of this Indenture, the resignation or removal of any Trustee or Agent, the discharge of the Issuer’s obligations pursuant to Article VIII (Defeasance and Satisfaction and Discharge of Indenture) and any rejection or termination under any Bankruptcy Law.

Save as otherwise expressly provided in this Indenture, the Trustee shall have absolute and uncontrolled discretion as to the exercise of the discretions vested in the Trustee by this Indenture but, whenever the Trustee is bound to act under this Indenture at the request or direction of the Holders, the Trustee shall nevertheless not be so bound unless first indemnified or secured to its satisfaction against all proceedings, claims and demands to which it may render itself liable and all costs, charges, expenses, fees and liabilities which it may incur by so doing.

Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.6.

The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Indenture by the Trustee and the Agents.

Section 7.7 Replacement of Trustee. The Trustee may resign at any time without liability for so doing without stating a reason by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation; provided, however, that this Indenture, the Notes and the Guarantees shall remain valid notwithstanding a material conflict of interest of the Trustee. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s consent. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.7. The Issuer shall remove the Trustee if:

(a) The Trustee fails to comply with Section 7.7;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee, as the case may be, under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its respective property; or

(d) the Trustee becomes incapable of acting with respect to its duties hereunder.

If the Trustee resigns or is removed and the Holders of a majority in principal amount of the Securities do not reasonably promptly appoint a successor Trustee or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may, with the Issuer’s consent, appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the Issuer does not reasonably promptly appoint a successor Trustee, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.6 (Compensation and Indemnity), all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.6 (Compensation and Indemnity). A successor Trustee shall mail notice of its succession to each Holder.

The Issuer covenants that, in the event of the Trustee giving notice of its resignation pursuant to this Section 7.7, it shall use its best endeavors to procure a successor Trustee to be appointed. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, within 90 days after becoming aware that a conflict of interest exists between such Trustee’s role as a trustee and any other capacity, shall not have eliminated such conflict of interest or resigned from office, the Issuer or any Holder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10 hereof, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

An Agent may resign its appointment hereunder at any time by giving to the Issuer at least 90 days’ written notice to that effect unless shorter notice is agreed by the Issuer, provided that (i) such resignation shall nor take effect until a new Agent performing the functions set forth in this Agreement has been appointed; (ii) no such resignation shall take effect until notice thereof shall have been given to the Trustee, and (iii) no such notice shall be given so as to expire within a period commencing 45 days immediately preceding any due date for a payment in respect of the Notes and ending 15 days after such date. If the Issuer has not, within 45 days after notice of resignation of an Agent, appointed a successor Agent which accepts the appointment, the outgoing Agent may appoint a successor Agent on the same terms and conditions as previously applied to it.

Notwithstanding replacement of the Trustee or Agent pursuant to this Section 7.7, the Issuer’s and the Guarantors’ obligations under Section 7.6 (Compensation and Indemnity) shall continue for the benefit of the retiring Trustee or Agent, as the case may be, and the Issuer shall pay to any replaced or removed Trustee or Agent all amounts owed under Section 7.6 (Compensation and Indemnity) upon such replacement or removal.

Section 7.9 Successor Trustee or Agent by Merger, etc. If the Trustee or any Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee or Agent. In case any Notes shall have been authenticated, but not delivered, by the Trustee or Authenticating Agent then in office, any successor by consolidation, merger or conversion to such authenticating Trustee or Authenticating Agent may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee or Authenticating Agent had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Limitation on Duty of Trustee in Respect of Collateral. The Trustee shall not have or be in possession of any of the Collateral. Notwithstanding the foregoing, to the extent that the Trustee (or any agent or bailee thereof) shall have in its possession or control any Collateral, the Trustee shall have the same duties as to such Collateral as the Security Agents pursuant to Section 11.1 (Collateral and Security Documents).

Section 7.12 Appointment of Co-Trustee. (a) Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral may at the time be located, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Collateral, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, such title to the Collateral, or any part hereof, and subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.9 (Eligibility) and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required under Section 7.9 (Eligibility) hereof.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(A) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(B) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(C) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 7.13 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.14 Reports by Trustee to the Holders. Within 60 days after each April 15 beginning April 15, 2013, the Trustee shall mail to each Holder a brief report dated as of such April 15 that complies with TIA § 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA § 313(b) and TIA § 313(c). A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

ARTICLE VIII

DEFEASANCE AND SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer (hereafter in this Article VIII, the “Defeasor”) may, at its option at any time, with respect to the Notes, elect to have either Section 8.2 (Legal Defeasance and Discharge) or 8.3 (Covenant Defeasance) be applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance and Discharge. Upon the Defeasor’s exercise under Section 8.1 (Option to Effect Legal Defeasance or Covenant Defeasance) of the option applicable to this Section 8.2, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged all the obligations relating to the outstanding Notes and the Guarantees and the Notes shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.6 (Survival of Certain Obligations), Section 8.8 (Application of Trust Moneys) and the other Sections of this Indenture referred to below in this Section 8.2, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture and cured all then existing Events of Default (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due or on the Redemption Date solely out of the Defeasance Trust created pursuant to this Indenture; (b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, or, where relevant, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and (d) this Article VIII and the obligations set forth in Section 8.6 (Survival of Certain Obligations) hereof.

Subject to compliance with this Article VIII, the Defeasor may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 (Covenant Defeasance) with respect to the Notes.

Section 8.3 Covenant Defeasance. Upon the Defeasor’s exercise under Section 8.1 (Option to Effect Legal Defeasance or Covenant Defeasance) of the option applicable to this Section 8.3, the Issuer and the Guarantors shall be released from any obligations under the covenants contained in Article IV (Covenants) (other than Sections 4.1 (Payment of Notes), 4.2 (Maintenance of Office or Agency), 4.5 (Corporate Existence), 4.6 (Payment of Taxes and Other Claims), 4.7 (Maintenance of Properties and Insurance), 4.8 (Compliance with Laws), 4.10 (Waiver of Stay; Extension or Usury Laws), 4.17 (Withholding Tax Gross-Up on Non-U.S. Guarantees), 4.18 (Payment of Non-Income Taxes and Similar Charges) and 4.19 (Compliance Certificate; Notice of Default), and clauses (a)(1), (a)(2), (a)(3) and (a)(4)(b), and clauses (b) and

(c) of Section 4.20 (Merger, Consolidation or Sale of Assets)) hereof with respect to the outstanding Notes and the Guarantees on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, (i) with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and (ii) payment on the Notes may not be accelerated because of an Event of Default specified in Section 6.1(3) (Events of Default) (but only if such Event of Default is triggered solely by a failure to comply with the conditions set forth in clause (a)(4)(a) of Section 4.20 (Merger, Consolidation or Sale of Assets) or Section 6.1(4) (Events of Default) (insofar as they relate to Sections 4.3 (Incurrence of Indebtedness and Issuance of Preferred Stock), 4.4 (Limitation on Restricted Payments), 4.9 (Limitation on Liens), 4.11 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries), 4.12 (Asset Sales), 4.13 (Limitation on Transactions with Affiliates), 4.14 (Reports), 4.15 (Limitation on Business Activities), 4.16 (Change of Control), 4.21 (Limitation on Sale and Leaseback Transactions), 4.22 (Additional Security and Guarantees), 4.23 (Delivery of Security and Guarantees), 4.24 (Impairment of Security Interest) or 4.25 (Designation of Restricted and Unrestricted Subsidiaries) or clause (a)(4)(a) of Section 4.20 (Merger, Consolidation or Sale of Assets)).

Section 8.4 Conditions to Legal or Covenant Defeasance. In order to exercise either of the defeasance options under Section 8.2 (Legal Defeasance and Discharge) or Section 8.3 (Covenant Defeasance) hereof, the Defeasor must comply with the following conditions:

(a) irrevocably deposit with the Trustee or its designee, in trust (the “Defeasance Trust”), for the benefit of the Holders of the Notes, cash, non-callable Government Securities, or a combination of cash and non-callable Government Securities (with such cash and government securities) denominated in euros and U.S. dollars in amounts corresponding to the obligations under the Euro Notes and the Dollar Notes) in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Defeasor must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Defeasor shall have delivered to the Trustee (1) an opinion of U.S. counsel addressed to and reasonably acceptable to the Trustee confirming that (i) the Defeasor has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (iii) payments to and payments from the defeasance trust can be made free and exempt from any and all withholding and other taxes or whatever nature imposed or levied by or on behalf of the United Kingdom or any taxing authority thereof;

(c) in the case of Covenant Defeasance, the Defeasor shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit in the Defeasance Trust (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Parent or any other Guarantor is a party or by which the Parent or any other Guarantor is bound;

(f) the Defeasor and the Parent shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer or any Guarantor with the intent of preferring the Holders of Notes over the other creditors of the Defeasor or any Guarantor or with the intent of defeating, hindering, delaying or defrauding any creditors of the Defeasor or any Guarantor or others; and

(g) the Defeasor and the Parent shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.5 Satisfaction and Discharge of the Indenture. This Indenture (and all Liens on Collateral created pursuant to the Security Documents) and the Guarantees shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in this Indenture) as to all Notes issued hereunder when (a) either (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment U.S. dollars has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Defeasor, the Parent or any other Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash denominated in dollars, non-callable Government Securities, or a combination of cash in dollars, non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of

Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound; (c) the Issuer, the Parent or any other Guarantor has paid, or caused to be paid, all sums payable under this Indenture; and (d) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to give the notice of redemption and apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be. In addition, the Defeasor and the Parent must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 8.6 Survival of Certain Obligations. Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Sections 8.1 (Option to Effect Legal Defeasance or Covenant Defeasance), 8.2 (Legal Defeasance and Discharge), 8.3 (Covenant Defeasance), 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture), the respective obligations of the Issuer, the Guarantors and the Trustee under Sections 2.2 (Execution and Authentication), 2.3 (Paying Agent, Registrar and Transfer Agent), 2.4 (Paying Agent to Hold Assets), 2.5 (List of Holders), 2.6 (Transfer and Exchange), 2.7 (Replacement Notes), 2.8 (Outstanding Notes), 2.9 (Acts by Holders), 2.10 (Temporary Notes), 2.11 (Cancellation), 2.12 (Defaulted Interest), 2.13 (CUSIPs, ISINs and Common Codes), 2.14 (Deposit of Moneys), 4.1 (Payment of Notes), 4.2 (Maintenance of Office or Agency), 4.5 (Corporate Existence), 4.6 (Payment of Taxes and Other Claims), 4.7 (Maintenance of Properties and Insurance), 4.8 (Compliance with Laws), 4.10 (Waiver of Stay; Extension or Usury Laws), 4.17 (Withholding Tax Gross Up on Non-U.S. Guarantees), 4.18 (Payment of Non-Income Taxes and Similar Charges), 4.19 (Compliance Certificate; Notice of Default), 6.10 (Rights of Holders to Receive Payment), Article VII (Trustee, Security Agent and Polish Security Agent) and Article VIII shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Issuer, the Guarantor and the Trustee under Article VII (Trustee, Security Agent and Polish Security Agent) and Article VIII shall survive. Nothing contained in this Article VIII shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.7 Acknowledgment of Discharge by Trustee. Subject to 8.9 (Repayment to Issuer; Unclaimed Money), after (i) the conditions of Section 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture) have been satisfied, (ii) the Issuer or the Guarantors have paid or caused to be paid all other sums payable hereunder by the Issuer and (iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of all obligations of the Issuer and the Guarantors under this Indenture except for those surviving obligations specified in this Article VIII.

Section 8.8 Application of Trust Moneys. All cash in U.S. dollars deposited with the Trustee pursuant to Section 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture) in respect of Notes shall be held in trust and applied by it, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of all sums due and to become due thereon for principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors shall jointly and severally pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash deposited pursuant to Section 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Section 8.9 Repayment to the Issuer; Unclaimed Money. The Trustee and any Paying Agent shall promptly pay or return to the Issuer upon an Issuer Order any cash held by them at any time that are not required for the payment of the principal of, premium, if any or interest, if any, on the Notes for which cash has been deposited pursuant to Section 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture).

Any money held by the Trustee or any Paying Agent under this Article VIII in trust for the payment of the principal of, premium, if any, and interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, and interest, if any, that has become due and payable shall be paid to the Issuer upon an Issuer Order or if then held by the Issuer shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer give notice to the Holders or cause to be published a notice in accordance with Section 12.1(b) (Notices) that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Claims against the Issuer for the payment of principal or interest, if any, on the Notes will become void unless presentment for payment is made (where so required in this Indenture) within, in the case of principal, if any, a period of ten years, or, in the case of interest, a period of five years, in each case from the applicable original payment date therefor.

Section 8.10 Reinstatement. If the Trustee or Paying Agent is unable to apply any cash in accordance with Section 8.2 (Legal Defeasance and Discharge), 8.3 (Covenant Defeasance), 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture) by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 (Legal Defeasance and Discharge), 8.3 (Covenant Defeasance), 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture) until such time as the Trustee or Paying Agent is permitted to apply all such cash in accordance with Section 8.2 (Legal Defeasance and Discharge), 8.3 (Covenant Defeasance), 8.4 (Conditions to Legal or Covenant Defeasance) or 8.5 (Satisfaction and Discharge of the Indenture); provided, however, that if the Issuer has made any payment of interest on, premium, if any, and principal, if any, of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1 Amendment, Supplement and Waiver. (a) Except as provided in Sections 9.1(b) and 9.1(c), this Indenture, the Notes, any of the Security Documents or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Section 6.10 (Rights of Holders to Receive Payment), any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any of the Security Documents or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Without the consent of each Holder affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a non-consenting holder:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the Stated Maturity of any Note or reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased pursuant to Paragraph 7 (Optional Redemption) of the Notes or, once an obligation to repurchase has arisen thereunder, as described in Section 4.16 (Change of Control) or Section 4.12 (Asset Sales);

(iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv) make any Note payable in money other than that stated in the Notes;

(v) make any change in the provisions of this Indenture relating to waivers of past Defaults which require the consent of Holders of at least 90% of the then outstanding principal amount of Notes outstanding;

(vi) impair the right of any Holder of Notes to receive payments of principal of, or interest or premium on, the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) change the ranking of the Notes, the Guarantees or the Security granted under the Security Documents;

(viii) release any Lien on the Collateral except as permitted by this Indenture and the Security Documents;

(ix) modify or release any of the Guarantees in any manner materially adverse to the Holders of the Notes other than in accordance with the terms of this Indenture; or

(x) make any change in the preceding amendment and waiver provisions.

(c) Notwithstanding Sections 9.1(a) and 9.1(b), without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee, the Security Agent and/or the Polish Security Agent may amend or supplement (or take any other action or enter into any other document contemplated by Section 4.24 (Impairment of Security Interest), this Indenture, the Notes, the Guarantees or the Security Documents:

(i) to cure any ambiguity, mistake, omission, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption by a successor Person of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Guarantees pursuant to this Indenture;

(iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture, the Notes, the Guarantees or the Security Documents of any such Holder in any respect;

(v) to conform the text of this Indenture, the Guarantees, the Security Documents, the Intercompany Loans or the Notes to any provision of the “Description of the New Secured Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” in the Offering Memorandum was intended to be a verbatim or substantially verbatim recitation of a provision of this Indenture, the Guarantees, the Security Documents or the Notes;

(vi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture and to make such changes as may be required to the Security Documents (and any intercreditor agreement) to accommodate and implement such issuance of Additional Notes;

(vii) to allow any Subsidiary to execute a supplemental indenture substantially in the form attached as Exhibit D hereto and/or a Guarantee with respect to the Notes or to further secure the Notes;

(viii) to enter into, amend or supplement any intercreditor agreement with the holder, and/or any agent in respect thereof, of any other Indebtedness permitted to be incurred under this Indenture; provided that no such intercreditor agreement shall provide that the Notes or any Guarantee are subordinated to any such Indebtedness or subject to any payment blockage or enforcement standstill or that any Lien securing the Notes or the Guarantees ranks behind any Lien securing such Indebtedness;

(ix) evidence and provide for the acceptance and appointment under this Indenture or Security Documents of a successor Trustee or Security Agent pursuant to the requirement thereof; or

(x) to the extent necessary to provide for the granting of a security interest for the benefit of any Person (including any release and re-grant of a Lien) and as otherwise contemplated in Section 4.24 (Impairment of Security Interest); provided that, in each case, such amendment, supplement, modification, extension, renewal, restatement or replacement does not violate Section 4.24 (Impairment of Security Interest).

(d) At the request of the Parent, the Issuer or any Guarantor, the Trustee, the Security Agent and the Polish Security Agent are authorized to enter into one or more intercreditor agreements, and one or more amendments, extensions, renewals, restatements, supplements, modifications or replacements to any intercreditor agreement; provided that the terms thereof are not prohibited by any term of this Indenture.

(e) Each Holder of the Notes shall be deemed to agree to and accept the terms and conditions of any intercreditor agreement and the entry by the Trustee into any intercreditor agreement and the performance by the Trustee of its obligations and the exercise of its rights thereunder and in connection therewith.

(f) The Trustee will be entitled to require, request, and rely absolutely on without further inquiry an Opinion of Counsel and an Officers’ Certificate.

Section 9.2 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives written notice from the Issuer (or an agent employed by the Issuer to collate or tabulate consents from Holders of the Notes) certifying that the Holders of the requisite principal amount of the Notes have consented (and not revoked such consent) to the amendment or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may fix a record date for determining which Holders must consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5 (List of Holders) or (ii) such other date as the Issuer shall designate. If a record date is fixed, then notwithstanding Section 9.3 (Notation on or Exchange of Notes), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent (or the appointment of a proxy) previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

Section 9.3 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.4 Trustee to Sign Amendments, etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided, however, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive indemnity and/or security reasonably satisfactory to it, and shall be fully protected in relying upon an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture, that all conditions precedent thereto have been satisfied and that such amendment, supplement or waiver constitutes the legal, valid and binding obligations of the Issuer and the Guarantors (if applicable) enforceable against it or them in accordance with its terms. Any Opinion of Counsel shall not be an expense of the Trustee.

ARTICLE X

GUARANTEES

Section 10.1 Guarantees. Each of the Guarantors hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, on a senior basis to each Holder of a Note authenticated by the Trustee or the Authenticating Agent and to the Trustee, the Security Agent and the Polish Security Agent and each of their successors and assigns the full and prompt performance of all of the Issuer’s obligations (including the Parallel Obligations) under this Indenture and the Notes including the payment of principal of, and premium, if any, and interest on the Notes and all other obligations of the Issuer to the Holders, the Trustee, the Security Agent and the Polish Security Agent hereunder and under the Notes. The obligations of the Issuer under this Indenture and Notes shall be referred to in this Article X as the “Obligations”.

The obligations of each of the Guarantors set forth in this Article X shall be referred to herein as the “Guarantees.” The Guarantees shall rank pari passu in right of payment to all existing and future senior Indebtedness of the Guarantors, and shall be senior in right of payment to all existing and future Indebtedness of the Guarantors that is expressly subordinated to the Guarantees.

Each Guarantor further agrees that the Obligations may be extended or renewed by the Trustee for and on behalf of itself and the Holders, the Security Agent and the Polish Security Agent in an amount equal to the sum of (i) the unpaid amount of the Obligations then due and owing and (ii) accrued and unpaid interest on the Obligations then due and owing. Payments made under the Guarantees shall be made to the Trustee on behalf of the Holders, the Security Agent or the Polish Security Agent, as the case may be.

The Guarantors waive presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waive notice of protest for nonpayment. Each of the Guarantors waives notice of any default under the Notes or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any Liens on the Collateral held by any Holder, the Security Agent or the Polish Security Agent or the Trustee for the Obligations or any of them; or (e) any change in the ownership of the Issuer.

Each Guarantor further agrees that each Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

The obligations of each of the Guarantors hereunder shall, subject to this Article X and Article VIII (Defeasance and Satisfaction and Discharge of Indenture), not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall, subject to this Article X and Article VIII (Defeasance and Satisfaction and Discharge of Indenture), not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of a Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity. Each Guarantee is a confirming Guarantee and will remain in full force and effect until payment in full of all of the Obligations.

Subject to the provisions of Section 10.4 (Release) hereof, each Guarantor further agrees that its Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

Subject to the provisions of Section 10.3 (No Subrogation) hereof, in furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against the Guarantors, by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee for and on behalf of itself and the Holders an amount equal to the unpaid amount of such Obligations then due and owing.

Each Guarantor further agrees that, as between it, on the one hand, and the Holders, on the other hand, but subject always to Sections 10.2 (Limitation of Guarantees) hereof, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of the Guarantees.

Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Article X.

Section 10.2 Limitation on Guarantees.

(a) The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance or otherwise cause the Guarantor to be insolvent or in breach of applicable capital preservation rules under relevant law or such Guarantee to be void, unenforceable or ultra vires or cause the directors or members of the supervisory board or analogous board or body of such Guarantor to be in breach of, or liable under, applicable corporate or commercial law.

(b) Limitation on Luxembourg Guarantors. Notwithstanding the foregoing and any other provision of this Indenture or the Security Documents to the contrary, the guarantee, indemnity and other obligations of each Luxembourg Guarantor under this Indenture shall be limited, in respect of obligations and liabilities of companies other than such Luxembourg Guarantor and its direct or indirect subsidiaries, to an aggregate amount not exceeding the greater of:

(i) any Luxembourg On-Loans increased by ninety-five percent (95%) of (i) the relevant Luxembourg Guarantor’s own funds (capitaux propres, as referred to in article 34 of the Luxembourg Act dated 19 December 2002 concerning the trade and companies register as well as the accounting and annual accounts of companies, as amended) on the date of payment under this Indenture, and (ii) the amount of any Intra-Group Liabilities outstanding at the same date; or

(ii) any Luxembourg On-Loans increased by ninety-five percent (95%) of (i) the relevant Luxembourg Guarantor’s own funds (capitaux propres; as referred to in article 34 of the Luxembourg Act dated 19 December 2002 concerning the trade and companies register as well as the accounting and annual accounts of companies, as amended) as at the date of this Indenture, and (ii) the amount of any Intra-Group Liabilities outstanding at the same date.

Section 10.3 No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, such Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any collateral security or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.4 Release. The Guarantee of a Guarantor will be automatically and unconditionally released without further action on the part of any Holder of the Notes or the Trustee (and thereupon shall terminate and be discharged and be of no further force and effect):

(i) in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, consolidation, amalgamation or other business combination) to a Person that is not (either before or after giving effect to such transaction) the Issuer, the Parent or a Restricted Subsidiary of the Parent, if the sale or other disposition complies with Section 4.12(a) (Asset Sales) (in which case the Guarantee of each Subsidiary of that Guarantor also shall be released);

(ii) in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer, the Parent or a Restricted Subsidiary of the Parent, following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition complies with Section 4.12(a) (Asset Sales) (in which case the Guarantor of each subsidiary of that Guarantor also shall be released);

(iii) if the Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.25 (Designation of Restricted and Unrestricted Subsidiaries) (in which case the Guarantee of each subsidiary of that Guarantor also shall be released);

(iv) in accordance with the Security Documents (as in effect on the Issue Date or as amended, supplemented or otherwise modified after the Issue Date) upon the occurrence of an enforcement action; or

(v) upon legal defeasance or satisfaction and discharge of the Notes in accordance with Section 8.2 (Legal Defeasance and Discharge) or Section 8.5 (Satisfaction and Discharge of the Indenture).

The Trustee is hereby authorized, without the consent of any Holder, to take all necessary actions (including directing the Security Agent and the Polish Security Agent) to effectuate any release in accordance with this Section 10.4. At the request and expense of the Issuer, the Parent or any Subsidiary of the Parent, the Trustee, the Security Agent and the Polish Security Agent shall, at the Issuer’s cost, execute and deliver any document reasonably requested to evidence such release and discharge.

ARTICLE XI

SECURITY AND SECURITY AGENTS

Section 11.1 Collateral and Security Documents. (a) To secure the full and punctual payment when due and the full and punctual performance of the Notes and the Guarantees, the Parent will deliver the security as and to the extent required by Section 4.23 (Delivery of Security and Guarantees). At the time of execution of the relevant Security Documents, the Parent also shall cause to be delivered an Opinion of Counsel addressed to and reasonably satisfactory to the Trustee, the Security Agent and, in addition, in respect of the Polish Collateral, the Polish Security Agent, covering the enforceability of such Security Documents and certain other matters required in this Indenture.

(b) The Trustee shall, and by accepting a Note each Holder shall be deemed to, irrevocably appoint the Security Agent, and, in respect of the Polish Collateral, the Polish Security Agent, to act as its agent in connection with the Collateral and the Security Documents and authorize the Security Agent, and, in respect of the Polish Collateral, the Polish Security Agent, (acting only at the direction of the Trustee) to perform such duties and exercise such rights, powers and discretions as are specifically delegated to the Security Agent and the Polish Security Agent under the Security Documents or by the terms hereof and together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts hereby created and each Holder by accepting a Note shall be deemed to irrevocably authorize the Security Agent and the Polish Security Agent on its behalf to release any existing security being held in favor of the Holders, to enter into any and each Security Document and to deal with any formalities in relation to the perfection of any security created by such Security Documents (including, inter alia, entering into such other documents as may be necessary to such perfection).

(c) Each of the Security Agent and, in respect of the Polish Collateral, the Polish Security Agent agrees that it shall hold the Collateral on trust for the Holders and the Trustee on the terms contained in this Indenture. Each Holder by accepting a Note shall be deemed to agree that the Security Agent and the Polish Security Agent shall have only those duties, obligations and responsibilities and such rights and protections as expressly specified in this Indenture or in the Security Documents (and no others shall be implied).

(d) Each of the Security Agent and, in respect of the Polish Collateral, the Polish Security Agent agrees that it will hold the security interests in Collateral created under any Security Document to which it is a party as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Security Agent’s or the Polish Security Agent’s rights to act in preservation of the security interest in the Collateral. The Security Agent and the Polish Security Agent will take action or refrain from taking action in connection therewith only as directed by the Trustee.

(e) Each Holder, by accepting a Note, shall be deemed to have agreed to all the terms and provisions of the Security Documents. Without prejudice to any automatic release of the Liens granted under the Security Documents, the Security Agent and the Polish Security Agent shall (upon direction of the Issuer) release the Liens on the Collateral if and when required by this Indenture.

(f) The Security Agent and the Polish Security Agent are, for the purposes of this Article XI, collectively the “Security Agents”. The rights, duties and acts of the Security Agents are several and not joint or joint and several. Neither shall be liable or responsible for the acts or omission of the other. The provisions of this Article XI apply to the Polish Security Agent only insofar as they relate to the Polish Collateral. The provisions of this Article XI apply to the Security Agent insofar as they relate to all the Collateral (other than the Polish Collateral).

(g) Beyond the exercise of reasonable care in the custody thereof, the Security Agents shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Security Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Security Agents shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Security Agents in good faith.

(h) Upon qualification of this Indenture under the Trust Indenture Act, the Issuer will comply with the provisions of TIA §314(b). Promptly after qualification of this Indenture under the Trust Indenture Act to the extent required by the TIA, the Issuer shall deliver the opinion(s) required by Section 314(b)(1) of the TIA. Subsequent to the execution and delivery of this Indenture, upon qualification of this Indenture under the TIA, to the extent required by the TIA, the Issuer shall furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Liens on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Liens.

(i) The Issuer will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, upon qualification of this Indenture under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this Section 11.2(d), the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on written advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable, whereupon the Issuer shall provide to the Trustee and the Security Agent an Officers’ Certificate certifying that the Issuer reasonably believes, based on the written advice of counsel (a copy of which shall be attached thereto), that the Issuer is not required to comply with all or any portion of Section 314(d). Upon qualification of this Indenture under the Trust Indenture Act, the Issuer and the Guarantors shall comply with the other applicable provisions of the Trust Indenture Act as they relate to Collateral.

Section 11.2 Responsibilities of Security Agents. The obligations of the Security Agents under this Indenture shall be to:

(a) upon the occurrence of an Event of Default, take such action as requested by written instructions of the Trustee under this Indenture, provided that such action does not contradict applicable law or subject the Security Agents to any liability under applicable laws. In this regard, the Security Agents shall be entitled to rely and act upon, and shall be fully protected in relying and acting upon, any note, writing, resolution, notice, consent, certificate, request, demand, direction, instruction, waiver, receipt, agreement, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or written document or written communication reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts retained or employed by the Security Agents in its reasonable discretion;

(b) remit according to the written instructions of the Trustee any proceeds recovered from enforcement of the Security Documents; and

(c) take such other actions requested by the Trustee in accordance with this Indenture.

Subject in each case to indemnification or security to its satisfaction.

The Security Agents shall be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Event of Default only upon receipt by the Security Agents of a written notice or a certificate from the Trustee, stating that an Event of Default has occurred. The Security Agents shall have no obligation whatsoever either prior to or after receiving such written notice or certificate to inquire whether an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it.

Section 11.3 Security Agents’ Individual Capacity. The Security Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Issuer or any of its affiliates or subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from the Issuer for services in connection with this Indenture and otherwise without having to account for the same to the Trustee or to the Holders from time to time.

Section 11.4 Trustee May Perform. If the Security Agents shall refuse or be incapable of performing any right or remedy provided for herein or in this Indenture, the Trustee may, but shall not be obligated to take such actions, or cause such actions to be taken, on behalf of the Security Agents as appropriate to protect the interests of the Trustee, the Security Agents or the Holders from time to time hereunder, and shall be entitled, in addition to the rights of the Security Agents to all of the immunity, indemnity and reimbursement provisions hereof and thereof to which the Security Agents would be entitled, regardless of any prior act or omission by the Security Agents.

Section 11.5 Fees, etc. For services rendered as Security Agents under this Indenture, the Security Agents shall be entitled to such compensation as is agreed to from time to time in writing between the Security Agents and the Issuer. The Issuer agrees to pay the fees, expenses and other amounts payable to the Security Agents under this Indenture, in addition to any other fees, expenses and other amounts payable that may arise under the Security Documents.

Section 11.6 Indemnification: Disclaimers, etc. (a) The Issuer shall be liable for and shall reimburse and indemnify the Security Agents and hold the Security Agents and their respective officers, directors, agents, employees and representatives harmless from and against any and all claims, losses, liabilities, costs, damages, penalties, actions, judgments, suits, costs, disbursements or expenses (including reasonable attorney’s fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Indenture or being Security Agents hereunder (including but not limited to Losses incurred by the Security Agents in connection with their successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on their part), provided, however, that nothing contained herein shall require the Security Agents or their respective officers, directors, agents, employees or representatives to be indemnified for Losses caused by its or their own gross negligence or willful misconduct.

(b) No provision of this Indenture and the Security Documents shall require any Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under the Security Documents or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(c) The Security Agents shall have no liability (whether sounding in tort, contract or otherwise) for losses in connection with, arising out of, or in any way related to, performance by the Security Agents under any of the Security Documents and/or the relationship established by this Indenture, or any act, omission or event occurring in connection therewith, unless it is determined by a final and nonappealable judgment of a court of competent jurisdiction that is binding on the Security Agents that such losses were the result of acts or omission on the part of the Security Agents or their respective officers, directors, agents, employees and representatives constituting gross negligence or willful misconduct.

(d) Without prejudice to any other provision of this Article XI, the Security Agents and the Issuer agree that the Trustee shall have no liability to the Security Agents or the Issuer (whether sounding in tort, contract or otherwise) hereunder except in its capacity as Trustee under, and as provided for in, this Indenture.

Section 11.7 Illegality; No inconsistency. Nothing in this Indenture or the Security Documents shall require the Security Agents to take any action which may be inconsistent with, or in violation of any laws, rules or regulations in force in the jurisdiction where the Security Agents are located.

Section 11.8 Rights of Trustee, the Security Agents and the Paying Agents. The Trustee, the Security Agents and the Paying Agents may continue to make payments on the Notes (and the Security Agents may pay any monies received by it in respect of the Security Documents to the Trustee or as it may direct or to a Paying Agent for distribution to Holders) and shall not be charged with the knowledge of existence of facts that prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee or an officer of the Security Agent within the department of the Security Agent responsible for administering the security created by the Security Documents receives notice in writing satisfactory to it that payments may not be made under this Article XI.

Section 11.9 Release of Collateral. (a) Liens on Collateral securing the Notes and the Guarantees (other than the Intercompany Loans) shall be automatically and unconditionally released:

(i) in connection with any sale or other disposition of Collateral if the sale or other disposition does not violate Section 4.12(a) (Asset Sales) and, if the Collateral is stock of a Guarantor, in connection with any merger, consolidation, amalgamation or other combination in which such Guarantor is not the surviving corporation if the transaction does not violate Section 4.20 (Merger, Consolidation or Sale of Assets);

(ii) if the Collateral is an asset of a Guarantor (or one of its Subsidiaries) that is to be designated as an Unrestricted Subsidiary, upon designation of the Guarantor as an Unrestricted Subsidiary in accordance with Section 4.25 (Designation of Restricted and Unrestricted Subsidiaries);

(iii) if the Collateral is an asset of a Guarantor (or one of its Subsidiaries) that is to be released from its Guarantee pursuant to the terms of this Indenture, upon release of the Guarantor from its Guarantee;

(iv) in accordance with the Security Documents (as in effect on the Issue Date or as amended, supplemented or otherwise modified after the Issue Date) upon the occurrence of an enforcement action;

(v) upon legal defeasance or satisfaction and discharge of the Notes in accordance with Section 8.2 (Legal Defeasance and Discharge) or Section 8.5 (Satisfaction and Discharge of the Indenture);

(vi) as described in Article IX (Amendments, Supplements and Waiver).

(b) The Security Agents are authorized to release and each Holder, by accepting a Note, is deemed to authorize the Security Agents to release (and the Security Agents will, at the request of the Parent or Issuer, release) the security interest in all or any portion of the Collateral in connection with the granting of any Permitted Collateral Lien as contemplated in Section 4.9 (Limitation on Liens). The Issuer or the relevant Guarantor shall re-grant to the Security Agents or the Trustee and the Security Agents, immediately after such Permitted Collateral Lien is granted, a security interest in such released Collateral; provided that: (i) the release and re-taking of any security interest in the Collateral in accordance with the terms of this Section 11.9(b) shall only be undertaken to the extent necessary, as determined in good faith by the Issuer or the relevant Guarantor (which determination shall be conclusive) to be required to grant the Permitted Collateral Lien; and (ii) the Issuer or the relevant Guarantor shall provide the Security Agents or the Trustee with an Opinion of Counsel regarding the validity and enforceability of any security interest securing the Notes that is re-taken, which opinion may be subject to exceptions, limitations and exclusions reasonably determined by such counsel to be necessary or appropriate, including in light of applicable law.

(c) The Trustee and/or the Security Agents are hereby authorized, without the consent of any Holder, to take all necessary actions to effectuate any release in accordance with this Section 11.9. The Trustee and/or the Security Agents are hereby authorized, without the consent of any Holder, to take all necessary actions to effectuate any amendment, extension, renewal, restatement, supplement, modification or replacement of the Indenture (and release or cancel or otherwise terminate any Security Document replaced or restated pursuant thereto) in compliance with Section 4.24 (Impairment of Security Interest). At the request and expense of the Issuer or any Guarantor, the Trustee and/or the Security Agents shall execute any document reasonably requested to evidence such release and discharge.

(d) To the extent a proposed release of Collateral is not automatic and requires the action by the Trustee or the Security Agents, the Issuer and each Guarantor will furnish to the Trustee and the Security Agents, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture:

(i) an Officers’ Certificate requesting such release;

(ii) an Officers’ Certificate and an Opinion of Counsel, in compliance with Sections 12.2 and 12.3 to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(iii) a form of such release (which release shall be in form reasonably satisfactory to the Trustee and Security Agents and shall provide that the requested release is without recourse or warranty to the Trustee and Collateral Agent); and

(iv) upon qualification of the Indenture under the TIA subject to and only to the extent applicable pursuant to Section 11.1(i), any other documents or instruments required to be delivered pursuant to TIA §314(d).

(e) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuer or such Guarantor to the Trustee and Security Agent of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Security Agent shall promptly cause to be released and reconveyed to the Issuer, or the Guarantors, as the case may be, the released Collateral.

(f) For purposes of the TIA, the release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents or upon the termination of this Indenture.

Section 11.10 Authorization of Actions to be Taken by the Security Agents Under the Security Documents. (a) The Security Agents will distribute all funds distributed under the Security Documents and received by the Security Agents for the benefit of the Secured Parties under the Security Documents and in accordance with the provisions of the Security Documents.

(b) The Security Agents will have power to institute and maintain such suits and proceedings as it may deem necessary or expedient to prevent any impairment of the secured assets pursuant to the Security Documents by any acts that may be unlawful or in violation of any of the Security Documents or this Indenture and such suits and proceedings as the Security Agents may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders under each of the Security Documents and this Indenture (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with such enactment, rule or order would impair the security interest hereunder or under the Security Documents or be prejudicial to the Trustee, the Holders or the Security Agents).

Section 11.11 Authorization of Receipt of Funds by the Security Agents Under the Security Documents. The Security Agents are each authorized to receive any funds as agent for and for the benefit of the Trustee and the Holders distributed under any of the Security Documents.

Section 11.12 Trustee’s and Security Agents’ Compensation Not Prejudiced. Nothing in this Article shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 7.6 (Compensation and Indemnity) or to those of the Security Agents under Sections 11.5 (Fees, etc) and 11.6 (Indemnification: Disclaimers, etc).

Section 11.13 Creation of Parallel Obligations. (a) Each Holder, by accepting a Note, acknowledges, agrees and confirms that the Security Agents and any other agent under the Security Documents shall have the right to enforce the Parallel Obligations (as defined in Section 11.13(b) (1)) as third-party beneficiaries to this Indenture, subject to any intercreditor agreements permitted under this Indenture.

(b) For the purposes of (i) creating a Lien over the Collateral in or subject to the laws of Poland, Hungary, The Netherlands and Austria (and such other jurisdictions as the Security Agents and the Issuer (each acting reasonably) agree) (together, the “Agreed Jurisdictions”) and (ii) ensuring the continued validity of each such Lien, each of the Security Agents, the Issuer, the Guarantors, the Trustee and each Holder by acceptance of the Notes agrees that:

(i) the Issuer and each Guarantor shall be irrevocably and unconditionally obligated to pay to the Security Agents amounts equal to, and in the currency of, its Principal Obligations (as defined in Section 11.13(e)) as and when the same fall due for payment under the Notes and this Indenture in so far as it relates to the Notes (“Parallel Obligations”) provided that the total amount of the Parallel Obligations of the Issuer and the Guarantors shall never exceed the total amount of the Principal Obligations of the Issuer and the Guarantors;

(ii) the rights of the Holders to receive payment of the Principal Obligations are several from the rights of the Security Agents to receive payments of the Parallel Obligations;

(iii) the Security Agents shall have their own independent right to demand payment of the Parallel Obligations by the Issuer and each of the Guarantors upon the occurrence and during the continuance of an unremedied and unwaived Event of Default, provided that the Trustee or the Holders have already declared the principal of and accrued but unpaid interest on all of the Notes to be due and payable in accordance with Section 6.2 (Acceleration) and such declaration of acceleration has not been annulled, waived or rescinded pursuant to Section 6.2 (Acceleration);

(iv) any payment by the Issuer or any Guarantor of its Parallel Obligations to the Security Agents in accordance with this Section 11.13 (whether through payment by the Issuer, the Guarantors or through any Lien held by the Security Agents securing the Parallel Obligations or otherwise) shall be a good discharge of the corresponding Principal Obligations owed by it and, similarly, any payment by the Issuer or any Guarantor in respect of its Principal Obligations (whether through payment by the Issuer, the Guarantors or through enforcement of any Lien held by the Security Agents securing the Principal Obligations or otherwise) shall discharge its corresponding Parallel Obligations owed to the Security Agents under this Section 11.13;

(v) nothing in this Section 11.13 shall in any way limit the Security Agents’ right to act in the protection or preservation of, the rights under, or to enforce any, Security Document as contemplated by this Indenture or the relevant Security Document; and

(vi) the Security Agents may not assign, transfer or dispose of the Parallel Obligations other than to successor Security Agents appointed in accordance with the terms of this Indenture.

(c) Without limiting or affecting the Security Agents’ rights against the Issuer and the Guarantors (whether under this Section 11.13 or under any other provision of this Indenture, the Notes, the Guarantees or the Security Documents and subject to the following paragraph), the Security Agents agree with the Trustee and each Holder (on a several basis) that they will not exercise their respective rights in respect of the Parallel Obligations except with the consent of the Trustee or such Holder, as applicable.

(d) Nothing in this Section 11.13 shall in any way negate or affect the obligations of the Issuer and the Guarantors to the Holders under this Indenture, the Notes, the Guarantees or the Security Documents provided that, for the avoidance of any doubt, the clause (4) of Section 11.13(b) above shall discharge the corresponding Principal Obligations of the Issuer and the Guarantors.

(e) For the purposes of this Section 11.13, “Principal Obligations” means, in respect of each Agreed Jurisdiction and in relation to the Issuer or any Guarantor, any sums owing by it under the Notes and this Indenture in so far as it relates to the Notes (whether to the Holders, the Trustee or the Security Agents).

(f) For purposes of this Section 11.13, the Security Agents act in their own name and stead and not as agents or trustees of any Holder, and each Guarantee of, and the security granted under the Security Documents to the Security Agents to secure the Parallel Obligations is granted to the Security Agents in their capacity as direct creditors in respect of the Parallel Obligations, and not as trustees or agents for the Holders. Each of the Security Agents undertakes to pay to the Holders an amount equal to any amount collected or received by it from the Issuer and/or the Guarantors which it has applied in reduction of the Parallel Obligations as if the corresponding Principal Obligations had not been discharged pursuant to Section 11.13(b)(4) hereof.

11.14 Flagged Security. (a) Neither Security Agent shall be required to accept any security or its perfection if it is of a type or in a jurisdiction which such Security Agent determines does not meet or comply with its internal regulations or policies or with any law or regulation, or which might impose liabilities on such Security Agent (such security being the “Flagged Security”).

(b) The Issuer shall ensure that any Flagged Security is granted to the other of the Security Agent or Polish Security Agent, as applicable, or if such Flagged Security is not acceptable to either of the Security Agents, to such other security agent (which shall be a reputable institution that customarily performs security agency roles in financing transactions) nominated by it and approved by the Trustee (the “Additional Security Agent”). The Additional Security Agent shall be appointed on the same terms, and have the same rights, protections, duties and obligations, as the Security Agent and the Polish Security Agent, and references to the Security Agents shall include the Additional Security Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. (a) All notices or other communications required or permitted to be given under this Agreement shall be in English and in writing and shall be deemed duly given (i) on the date of confirmation of receipt, if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day), if delivered by overnight courier service guaranteeing next day delivery, in each case when received at the following addresses until such time as the parties hereto designate a different or additional address or addresses or facsimile number:

if to the Parent and/or any Guarantors:

Central European Distribution Corporation

Two Bala Plaza, Suite 300 Bala Cynwyd, PA 19004 U.S.A.

Facsimile: +48 22 455 1810

Attention: Chris Biedermann, Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher and Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

Attention: Scott Simpson, Esq.

if to the Trustee:

U.S. Bank National Association

[            ]

if to the Polish Security Agent:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London, EC2N 2DB

United Kingdom

Facsimile: +44 (0) 207 547 6149

Attention: Trust and Security Services

if to the Paying Agent, Transfer Agent or Registrar:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, Mailstop NYC60-2710

New York, NY 10005

United States of America

Facsimile: +1 732 578 4635

Attention: Corporates Teams Deal Manager - CEDC

with a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One

Mail Stop JCY03-0699

Jersey City, NJ 07311

Facsimile: +1 732 578 4635

Attention: Corporates Team Deal Manager - CEDC

if to the Security Agent:

TMF Trustee Limited Pellipar House

1st Floor 9 Cloak Lane

London, EC4R 2RU United Kingdom

Facsimile: +44 (0) 207 367 8959

Attention: The Directors

Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means at such Person’s address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(b) Notices regarding the Notes will be sent to the Trustee. Notices to Holders will be validly given if mailed to them at their respective addresses in the register of Holders, if any, maintained by the Registrar. In addition, so long as any of the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange so require, notices will be published in a leading newspaper having general circulation in Ireland or, if in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC, as appropriate, each of which will give notice of such notice to the Holders of the Book-Entry Interests. In the case of Definitive Notes, all notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee or any Agent to take any action under this Indenture, the Issuer or any Guarantor shall furnish to the Trustee or such Agent their request:

(a) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 (Statements Required in Certificate or Opinion)) or such Agent, stating that, in the opinion of the signers thereof, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied or complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 (Statements Required in Certificate or Opinion)) or such Agent, stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture and relating to the proposed action have been satisfied or complied with.

In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

Any certificate of an Officer of the Issuer or any Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Issuer or any Guarantor stating that the information with respect to such factual matters is in the possession of the Issuer or any Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, such instruments may, but need not, be consolidated and form one instrument.

Section 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Section 12.4 Rules by Trustee, Paying Agents (Including Principal Paying Agent), Registrar. The Trustee, Paying Agent (including the Principal Paying Agent) or Registrar may make reasonable rules for its functions.

Section 12.5 Legal Holidays. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Section 12.6 Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.7 Consent to Jurisdiction and Service of Process. To the fullest extent permitted by applicable law, each of the Issuer and the Guarantors irrevocably submits to the non-exclusive jurisdiction of and venue in any U.S. federal or New York state court located in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any legal action, suit or proceeding based on or arising out of or under or in connection with this Indenture, the Notes, the Guarantees and any related documents, and irrevocably agrees that all claims in respect of such legal action, suit or proceeding may be determined in any such court. Each of the Issuer and the Guarantors, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such legal action, suit or proceeding and hereby irrevocably designates and appoints the CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011, USA (the “Authorized Agent”), as its authorized agent upon whom process may be served in any such legal action, suit or proceeding. The Issuer and the Guarantors hereby irrevocably authorize and direct their Authorized Agent to accept such service. The Issuer and the Guarantors further agree that service of process upon their Authorized Agent and written notice of such service to the Issuer and the Guarantors, as the case may be, as set forth above, shall be deemed in every respect effective service of process upon the Issuer or the Guarantors, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. The Issuer and the Guarantors agree that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

The Issuer and the Guarantors hereby irrevocably waive, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.

The provisions of this Section 12.7 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Issuer and the Guarantors, or the Trustee and the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.

Section 12.8 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.9 No Personal Liability of Directors, Officers, Employees and Stockholders. No director or member of a supervisory board or analogous board or body, and no officer, employee, incorporator or shareholder of the Issuer, the Parent or any other Guarantor shall have any liability for any obligations of the Issuer, the Parent or any other Guarantor under the Notes, this Indenture, the Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

Section 12.10 Judgment Currency. U.S. dollars is the sole currency of account and payment for all sums payable by the Issuer or any Guarantor under the Notes, any Guarantee thereof and this Indenture. Any amount received or recovered in currency other than U.S. dollars in respect of the Notes, whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer’s or the Guarantor’s obligation under this Indenture or the Notes, as the case may be, only to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in other currency in accordance with normal banking procedures on the first Business Day following that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Note, the Issuer and each Guarantor, jointly and severally, shall indemnify and hold harmless the recipient from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture, the Dollar Notes or the Guarantees, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 12.11 Currency Calculation. Except as otherwise expressly set forth herein, for purposes of determining compliance with any dollar-denominated restriction herein, the dollar-equivalent amount for purposes hereof that is denominated in a non-dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-dollar amount is incurred or made, as the case may be.

Section 12.12 Additional Information. Copies of this Indenture, the form of Notes and Guarantees and the Security Documents (when available) will be made available without charge by writing to Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004, Attention: Company Secretary.

Section 12.13 Successors. All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor. All agreements of the Security Agent in this Indenture and the Security Documents shall bind its successor.

Section 12.14 Counterpart Originals. All parties hereto may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent one and the same agreement.

Section 12.15 Severability. In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 12.16 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.17 Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.18 USA PATRIOT Act Section 326 Customer Identification Program. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the [Trustee and Agents] such information as it may request, from time to time, in order for the [Trustee and Agents] to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 12.19 Communication by Holders with other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.20 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date first written above.

CEDC FINANCE CORPORATION INTERNATIONAL, INC. as the Issuer

By:
Name:
Title:

CENTRAL EUROPEAN DISTRIBUTION CORPORATION as the Parent

By:
Name:
Title:

BOLS HUNGARY KFT. as a Guarantor

By:
Name:
Title:

BRAVO PREMIUM LLC as a Guarantor

By:
Name:
Title:

By:
Name:
Title:

CEDC FINANCE CORPORATION, LLC
as a Guarantor

By:
Name:
Title:

JELEGAT HOLDINGS LIMITED as a Guarantor

By:
Name:
Title:

JSC “DISTILLERY TOPAZ” as a Guarantor

By:
Name:
Title:

JSC “RUSSIAN ALCOHOL GROUP” as a Guarantor

By:
Name:
Title:

LIMITED LIABILITY COMPANY “THE TRADING HOUSE RUSSIAN ALCOHOL” as a Guarantor

By:
Name:
Title:

LION/RALLY LUX 1 S.A. as a Guarantor

By:
Name:
Title:

LION/RALLY LUX 2 S.À.R.L. as a Guarantor

By:
Name:
Title:

LION/RALLY LUX 3 S.À.R.L. as a Guarantor

By:
Name:
Title:

By:
Name:
Title:

MID-RUSSIAN DISTILLERIES as a Guarantor

By:
Name:
Title:

OOO “FIRST TULA DISTILLERIES” as a Guarantor

By:
Name:
Title:

OOO “GLAVSPIRTTREST” as a Guarantor

By:
Name:
Title:

PASALBA LIMITED as a Guarantor

By:
Name:
Title:

ZAO SIBIRSKY LVZ as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS by Deutsche Bank National Trust Company as Registrar, Transfer Agent, and Principal Paying Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK LUXEMBOURG S.A. as Registrar, Transfer Agent and Paying Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH as Polish Security Agent

By:
Name:
Title:

By:
Name:
Title:

TMF TRUSTEE LIMITED as Security Agent

By:
Name:
Title:

SCHEDULE I TO THE INDENTURE

INITIAL GUARANTORS

	NAME	JURISDICTION OF INCORPORATION

1	Bols Hungary Kft.	Hungary

2	Bravo Premium LLC	Russia

3	CEDC Finance Corporation, LLC	United States of America

4	Central European Distribution Corporation	United States of America

5	CEDC International Sp. z o.o.	Poland

6	Jelegat Holdings Limited	Cyprus

7	JSC “Distillery Topaz”	Russia

8	JSC “Russian Alcohol Group”	Russia

9	Limited Liability Company “The Trading House Russian Alcohol”	Russia

10	Lion/Rally Lux 1 S.A.	Luxembourg

11	Lion/Rally Lux 2 S.à.r.l.	Luxembourg

12	Lion/Rally Lux 3 S.à.r.l.	Luxembourg

13	Mid-Russian Distilleries	Russia

14	OOO “First Tula Distilleries”	Russia

15	OOO “Glavspirttirest”	Russia

16	Pasalba Limited	Cyprus

17	PWW Sp. z o.o.	Poland

18	Sibirsky LVZ	Russia

EXHIBIT A

TO THE INDENTURE

[FORM OF FACE OF NOTE]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933.

EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE FAILURE TO PROVIDE THE ISSUER, THE TRUSTEE AND ANY PAYING AGENT WITH THE APPLICABLE U.S. FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, AN INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE OR AN APPLICABLE INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701 (A)(30) OF THE CODE) MAY RESULT IN U.S. FEDERAL WITHHOLDING TAX OR U.S. FEDERAL BACKUP WITHHOLDING FROM PAYMENTS TO THE HOLDER IN RESPECT OF THIS NOTE.

[in the case of Global Notes, insert:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE AND (B) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTIONS 2.6(b) AND 2.6(f) OF THE INDENTURE TO THE U.S. REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.]

1

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

6.5% Senior Secured Note due 2020

CUSIP:

ISIN:

No.      $

CEDC FINANCE CORPORATION INTERNATIONAL, INC., a company incorporated under the laws of Delaware (the “Issuer”, which term includes any successor corporation), for value received promises to pay Cede & Co. or registered assigns upon surrender hereof the principal sum of $            , subject to such changes as shall be indicated on Schedule A hereof,] on April 30, 2020.

Interest Payment Dates: April 30 and October 31, commencing April 30, 2014.

Record Dates: April 15 and October 15 immediately preceding each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

2

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CEDC FINANCE CORPORATION INTERNATIONAL, INC., as the Issuer

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Authenticated By:

DEUTSCHE BANK TRUST COMPANY AMERICAS, by Deutsche Bank National Trust Company, as Registrar

By:
Name:
Title:

By:
Name:
Title:

3

[FORM OF REVERSE OF NOTE]

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

6.5% Senior Secured Note due 2020

(1) Interest. CEDC FINANCE CORPORATION INTERNATIONAL, INC., a company incorporated under the laws of Delaware (the “Issuer”), promises to pay interest on the principal amount of this Dollar Note at the rate and in the manner specified below. Interest on the Dollar Notes will accrue at the rate of 6.5% per annum and will be payable semiannually in arrears on April 30 and October 31, commencing on April 30, 2014. The Issuer will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from (and including) [            ]. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If the due date for any payment in respect of any Dollar Note is not a Business Day at the place in which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Issuer shall pay, to the extent such payments are lawful, interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Dollar Notes plus 1.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Withholding Tax Gross Up on Non-U.S. Guarantees. All payments made by any of the non-U.S. Guarantors with respect to any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which any non-U.S. Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made or any political subdivision thereof or therein (each, a “Tax Jurisdiction”), will at any time be required to be made from, or any Taxes are imposed directly on any Holder or beneficial owner of the Notes on, any payments made by any of the non-U.S. Guarantors with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the relevant non-U.S. Guarantor, will pay such additional amounts as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder (including such additional amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no such additional amounts will be payable with respect to:

(A) any Taxes that would not have been imposed but for the Holder or the beneficial owner of the Notes being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed other than by the

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mere acquisition, holding, ownership or disposition of such Note or enforcement or exercise of any rights thereunder or the receipt of payments in respect thereof or any other connection with respect to the Notes;

(B) any Taxes that are imposed or withheld as a result of the failure of the Holder of the Notes or beneficial owner of the Notes to comply with any written request, made to that Holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by any of the non-U.S. Guarantors (or their agents) to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirement, that is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(C) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to such additional amounts had the note been presented on the last day of such 30 day period);

(D) any estate, inheritance, gift, sale, transfer, personal property or similar tax or assessment;

(E) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(F) any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a European Union Member State; or

(G) any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder or official governmental interpretations thereof (collectively, “FATCA”), to the extent that such Taxes would not have been imposed but for the failure by a Holder of Notes to (i) comply with applicable reporting and other requirements under FATCA and/or (ii) provide, upon reasonable demand by the Paying Agent, and at the time or times prescribed by applicable law, any form, document or certification required under FATCA, which, if provided, would establish that the payments are exempt from withholding under FATCA; or

(H) any combination of items (A) through (G) above.

(3) Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal and interest in U.S. dollars. Principal of, premium and interest on Notes held in global form will be payable at the corporate office of the Paying Agent. The Paying Agent will, in turn, make such payments to DTC, which will in turn distribute such payments in accordance with its procedures. Principal of, or premium and interest on any Definitive Notes will be payable at the corporate trust office or agency of the Paying Agent in New York, as maintained for such purposes. In addition, interest on the Definitive Notes may be paid by check mailed to the Person entitled thereto as shown on the register for the Definitive Notes. If, for so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange, the rules of such stock exchange so require, the Issuer shall maintain one or more paying agents for the Notes in Dublin, Ireland where the Notes may be presented for

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payment. Currently the rules of the Irish Stock Exchange do not require an Irish Paying Agent. Immediately available funds for the payment of the principal of, premium, if any, and interest on this Note due on any interest payment date, Maturity Date, Redemption Date or any other payment date will be made available to the Paying Agent prior to 10.00 a.m. New York City time on the Business Day immediately preceding each interest payment date, Maturity Date, Redemption Date or any other payment date to permit the Paying Agent to pay such funds to the holders on such respective dates.

(4) Paying Agent and Registrars. Initially, Deutsche Bank Trust Company Americas will act as Paying Agent and Registrar. In the event that a Paying Agent or Registrar is replaced, the Issuer will provide notice thereof in accordance with Section 12.1 of the Indenture. The Issuer, any Guarantor or any of their Subsidiaries may act as Paying Agent or Registrar for the Notes. The Issuer may change Paying Agent or Registrar without prior notice to the Holders but with notice to the Trustee.

(5) Indenture. The Issuer issued the Notes under an Indenture, dated as of [            ] (the “Indenture”), among the Issuer, the Guarantors, U.S. Bank National Association, as Trustee, Deutsche Bank AG, London Branch as Principal Paying Agent and Polish Security Agent, Deutsche Bank Trust Company Americas as Registrar, Paying Agent and Transfer Agent, and TMF Trustee Limited as Security Agent. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 6.5% Senior Secured Notes due 2020 (the “Notes”). Terms defined in the Indenture and not defined herein shall have the meanings ascribed to them in the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of them. The Notes are senior obligations of the Issuer. The Notes are not limited in aggregate principal amount and Notes may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture; provided that the aggregate principal amount that will be issued at the Issue Date will not exceed $500 million. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture and the Security Documents, as the same may be amended from time to time.

In the event of any inconsistency between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control and govern.

To guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor has unconditionally guaranteed such obligations on a senior basis pursuant to the terms of the Indenture.

(6) Ranking. The Notes will be senior obligations of the Issuer and rank senior in right of payment to all existing and future Indebtedness of the Issuer that is expressly subordinated to the Notes. In addition, the Notes have the benefit of the Guarantees and the Security Documents.

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(7) Optional Redemption. The Issuer may on any one or more occasions redeem all or part of the Notes issued under the Indenture at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date.

(8) Notice of Redemption. Notice of redemption will be given at least 30 days but not more than 60 days before the Redemption Date in accordance with Section 12.1 of the Indenture.

No Notes in denominations of $2,000 or less may be redeemed in part. If fewer than all of the Notes are to be redeemed at any time, the Trustee or the Registrar (as applicable) shall select Notes for redemption on a pro rata basis by lot or by such other method as required by law or mandatory requirements, rules or regulations of the Clearing Systems; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided in the Indenture, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption. The Trustee or the Registrar (as applicable) shall not be liable for any such selections.

Except as set forth in the Indenture, if monies sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, on all Notes to be redeemed shall have been deposited with the Paying Agents prior to 10:00 a.m. New York City time on the Business Day immediately preceding the Redemption Date, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued and unpaid interest, if any, interest on the Dollar Notes or portions of Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment, and the only right of the holders of such Notes will be to receive payment of the Redemption price.

(9) Change of Control. If a Change of Control occurs, the Issuer must offer to repurchase all the Notes pursuant to an offer on the terms set forth in the Indenture (“Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Dollar Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer and the Parent will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, compliance by the Issuer and the Parent with the applicable securities laws and regulations will not be deemed to be in breach of their obligations under the Change of Control provisions of the Indenture.

(10) Assets Sales. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the Indenture will constitute “Excess Proceeds” on the 366th day after consummation of the Asset Sale. When the aggregate amount of Excess Proceeds exceeds $30.0 million, within 10 days thereof, the Issuer and the Parent will make an offer (an “Asset Sale Offer”) to all Holders of Notes and, to the extent the Issuer and the Parent elect, to all holders of

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other Indebtedness that ranks pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer in respect of the Notes will be equal to and, in the case of pari passu Indebtedness the offer price will be no more than, 100% of the principal amount of the Notes or pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash in accordance with the procedures set out in the Indenture or the agreements governing the pari passu Indebtedness, as applicable, in each case in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Sale Offer, insofar as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer period (the “Asset Sale Purchase Date”) the Issuer or the Parent will purchase the principal amount of Notes and to the extent the Issuer or the Parent elects, pari passu Indebtedness, required to be purchased by it pursuant to this covenant, or if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and pari passu Indebtedness validly tendered in response to the Asset Sale Offer.

To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, compliance by the Issuer and the Parent with the applicable securities laws and regulations will not be deemed to be in breach of their obligations under the Asset Sale provisions of the Indenture.

(11) Denominations; Form. The Notes are in registered form, without coupons, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

(12) Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

(13) Unclaimed Funds. Any money held by the Trustee or any Paying Agent in trust for the payment of the principal of, premium, if any, and interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, and interest, if any, that has become due and payable shall be paid to the Issuer upon an Issuer Order or if then held by the Issuer shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, shall thereupon cease. Claims against the Issuer for the payment of principal or interest, if any, on the Notes will become void unless presentment for payment is made (where so required in this Indenture) within, in the case of principal, if any, a period of ten years, or, in the case of interest, a period of five years, in each case from the applicable original payment date therefor.

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(14) Legal Defeasance and Covenant Defeasance. The Issuer and the Guarantors may be discharged from their obligations under the Indenture and the Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from their obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

(15) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, any of the Security Documents or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to certain exceptions, any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, any of the Security Documents or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), provided, however, that if any amendment, waiver or other modification will only affect the Notes, only the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (and not the consent of at least a majority in aggregate principal amount of all Notes), shall be required. Without the consent of each Holder of the then outstanding principal amount of Notes, an amendment, supplement or waiver may not: (A) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (B) reduce the principal of or change the Stated Maturity of any Dollar Note or reduce the premium payable upon the redemption or repurchase of any Dollar Note or change the time at which any Note may be redeemed or repurchased; (C) reduce the rate of or change the time for payment of interest, including default interest, on any note; (D) make any Dollar Note payable in money other than that stated in the Notes; (E) make any change in the provisions of the Indenture relating to waivers of past Defaults which require the consent of each Holder of the then outstanding principal amount of Dollar Notes outstanding; (F) impair the right of any Holder of Notes to receive payments of principal of, or interest or premium on, the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; (G) change the ranking of the Notes, the Guarantees or the Security granted under the Security Documents; (H) release any Lien on the Collateral except as permitted by the Indenture and the Security Documents; (I) modify or release any of the Guarantees in any manner materially adverse to the Holders of the Notes other than in accordance with the terms of the Indenture; or (J) make any change in the preceding amendment and waiver provisions.

Without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and/or the Security Agent may amend or supplement the Indenture, the Notes, the Guarantees or the Security Documents to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor Person of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Guarantees pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal

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rights under the Indenture, the Notes, the Guarantees or the Security Documents of any such Holder in any respect, to conform the text of the Indenture, the Guarantees, the Security Documents, the Intercompany Loans or the Notes to any provision of the “Description of New Secured Notes” in the Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated February 22, 2013 relating to the offering of the Notes, to the extent that such provision in such “Description of New Secured Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the Indenture, the Guarantees, the Security Documents or the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture and to make such changes as may be required to the Security Documents (and any intercreditor agreement) to accommodate and implement such issuance of Additional Notes, to allow any Subsidiary to execute a supplemental indenture and/or a Guarantee with respect to the Notes or to further secure the Notes, to enter into, amend or supplement any intercreditor agreement with the holder, and/or any agent in respect thereof, of any other Indebtedness permitted to be incurred under the Indenture; provided that no such intercreditor agreement shall provide that the Notes or any Guarantee are subordinated to any such Indebtedness or subject to any payment blockage or enforcement standstill or that any Lien securing the Notes or the Guarantees ranks behind any Lien securing such Indebtedness, to evidence and provide for the acceptance and appointment under the Indenture or Security Documents of a successor Trustee or Security Agent pursuant to the requirement thereof, or to the extent necessary to provide for the granting of a security interest for the benefit of any Person (including any release and re-grant of a Lien) and as otherwise contemplated by the Indenture provided that, in each case, such amendment, supplement, modification, extension, renewal, restatement or replacement does not violate such covenant.

(16) Restrictive Covenants. The Indenture imposes certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, make certain distributions and Restricted Payments, create certain Liens, enter into certain transactions with Affiliates and third parties, make certain Asset Sales, and consummate certain mergers and consolidations or sales of all or substantially all assets. The limitations are subject to a number of important qualifications and exceptions specified in the Indenture. The Issuer must annually report to the Trustee on compliance with such limitations.

(17) Successors. When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

(18) Events of Default and Remedies. If an Event of Default (other than an Event of Default specified in clauses (10) and (11) of Section 6.1 of the Indenture) occurs and is continuing, all outstanding Dollar Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee

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may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless: (A) such Holder has previously given the Trustee notice that an Event of Default is continuing; (B) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy; (C) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense; (D) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and (E) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

(19) Trustee Dealings with the Issuer. The Trustee or any Agent in its respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries, or their respective Affiliates with the same rights it would have if it were not the Trustee or an Agent. Any Agent may do the same with like rights.

(20) No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer, the Parent or any other Guarantor, as such, shall have any liability for any obligations of the Issuer, the Parent or any other Guarantors under the Notes, the Indenture, the Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

(21) Authentication. This Note shall not be valid until the Trustee or Authenticating Agent signs the certificate of authentication on this Note.

(22) Defined Terms. Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

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(22) ISIN and CUSIP Numbers. The Issuer will cause ISIN and CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

(23) Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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[In the case of Global Notes, insert:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be $        . The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/Increase	Notation Made by or on Behalf of U.S. Paying Agent

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.12 (Asset Sales) and 4.16 (Change of Control) of the Indenture, check the appropriate box below:

☐	☐
Section 4.12	Section 4.16

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.12 (Asset Sales) or 4.16 (Change of Control) of the Indenture, state the amount you elect to have purchased:

$
Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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ASSIGNMENT FORM

To assign this Note fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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EXHIBIT B

TO THE INDENTURE

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of [                    ] (this “Supplemental Indenture”), among [name of additional Guarantor] (the “Additional

Guarantor”), CEDC Finance Corporation International, Inc. (together with its successors and assigns, the “Issuer”), Central European Distribution Corporation (the “Parent”), the entities listed on Schedule I hereto as the existing Guarantors (the “Guarantors”, to the extent then a Guarantor), U.S. Bank National Association, as Trustee, Deutsche Bank AG, London Branch, as Polish Security Agent and TMF Trustee Limited as Security Agent each under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent, the other Guarantors, the Trustee, the Registrar, the Transfer Agents, the Principal Paying Agent, the Polish Security Agent, and the Security Agent have heretofore executed and delivered an Indenture, dated as of [                        ] (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 6.5% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that Persons are required to become Guarantors under certain conditions and circumstances;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, the Guarantors, the Trustee, the Registrar, the Transfer Agent, the Principal Paying Agent, the Polish Security Agent and the Security Agent are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add Guarantees with respect to the Notes;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor, the Issuer, the Guarantors, the Trustee, the Registrar, the Transfer Agent, the Principal Paying Agent, the Polish Security Agent and the Security Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee, the Polish Security Agent and the Security Agent acting on behalf or for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1. Agreement to be Bound. The Additional Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Additional Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. Subject to the terms of the Indenture, the Additional Guarantor hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, jointly and severally with each of the other Guarantors, on a senior secured basis to each Holder of a Note authenticated by the Trustee or the Authenticating Agent and to the Trustee, Polish Security Agent and Security Agent and each of their successors and assigns the full and prompt performance, whether at maturity, by acceleration, redemption or otherwise, of all of the Issuer’s obligations (including the Parallel Obligations) under the Indenture and the Notes, including the payment of principal of, and premium, if any, and interest on the Notes and all other obligations of the Issuer to the Holders, the Trustee, the Polish Security Agent and the Security Agent under the Indenture and the Notes pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1. Notices. All notices and other communications to the Additional Guarantor shall be given as provided in the Indenture to the Additional Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee, the Polish Security Agent and the Security Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

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SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8. Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.9. Effect of Headings. The Article and Section headings herein are for the convenience of reference only and shall not affect the construction hereof.

SECTION 3.10. Trustee, Security Agent and Polish Security Agent. The Trustee, the Security Agent and the Polish Security Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals have been made solely by the Issuer and the Guarantors. The Issuer and the Guarantors shall reimburse the Trustee, the Security Agent and the Polish Security Agent to the same extent as under Section 7.6 of the Indenture for any disbursements, expenses and advances (including reasonable fees and expenses of its counsel) incurred by the Trustee, the Security Agent and/or the Polish Security Agent arising out of or in connection with its execution and performance of this Supplemental Indenture. This provision shall survive the final payment in full of the Notes and the resignation or removal of the Trustee, the Security Agent and/or the Polish Security Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF ADDITIONAL GUARANTOR],
as a Guarantor

By:

Name:
Title:

CEDC FINANCE CORPORATION INTERNATIONAL, INC. as the Issuer

By:

Name:
Title:

CENTRAL EUROPEAN DISTRIBUTION CORPORATION as the Parent

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:

Name:
Title:

By:

Name:
Title:

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DEUTSCHE BANK AG, LONDON BRANCH
as Polish Security Agent

By:

Name:
Title:

By:

Name:
Title:

TMF TRUSTEE LIMITED as Security Agent

By:

Name:
Title:

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SCHEDULE I

TO THE SUPPLEMENTAL INDENTURE

GUARANTORS

NAME	JURISDICTION OF INCORPORATION

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